Exhibit 10.80
EXECUTION COPY

ASSET PURCHASE AGREEMENT
By and Among
RELIANT ENERGY CHANNELVIEW LP
And
RELIANT ENERGY SERVICES CHANNELVIEW LLC
AS SELLERS
And
KELSON ENERGY IV LLC
AS BUYER
Dated as of February 25, 2008

5.18.	Brokers	32
5.19.	Conduct of Business and Operations	32
5.20.	Sufficiency of Assets	32

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		32

6.1.	Organization and Qualification	32
6.2.	Authority	33
6.3.	No Conflicts; Consents and Approvals	33
6.4.	Legal Proceedings	33
6.5.	Compliance with Laws and Orders	33
6.6.	Brokers	34
6.7.	Financial Resources	34
6.8.	No Knowledge of a Sellers’ Breach	34
6.9.	Opportunity for Independent Investigation	34

ARTICLE 7 COVENANTS		34

7.1.	Access.	34
7.2.	Conduct of Business Pending the Closing.	35
7.3.	Use of Certain Names	37
7.4.	Support Obligations.	37
7.5.	Termination of Certain Services, Contracts	38
7.6.	Insurance	39
7.7.	Tax Matters.	39
7.8.	Confidentiality.	40
7.9.	Employee and Benefit Matters.	40
7.10.	Public Announcements	44
7.11.	Expenses and Fees	45
7.12.	Regulatory and Other Approvals	45
7.13.	Further Assurances	46
7.14.	Schedule Update	46
7.15.	PUCT Matters	47
7.16.	Equistar Consents	47
7.17.	Boiler Feedwater Pump	47
7.18.	Fulfillment of Conditions	47
7.19.	Cure of Defaults	47
7.20.	2007 Financial Statements	47

ARTICLE 8 BANKRUPTCY PROCEDURES		48

8.1.	Bankruptcy Actions.	48

ARTICLE 9 CONDITIONS TO THE CLOSING		49

9.1.	Conditions to the Obligations of Each Party	49
9.2.	Conditions to the Obligations of Buyer	49
9.3.	Conditions to the Obligations of Sellers	50

ARTICLE 10 TERMINATION		51

10.1.	Termination	51

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10.2.	Effect of Termination	52
10.3.	Termination Fees.	52

ARTICLE 11 INDEMNIFICATION		53

11.1.	Survival	53
11.2.	Indemnification.	53
11.3.	Waiver of Other Representations.	55
11.4.	Waiver of Remedies; Certain Limitations	56
11.5.	Procedures for Indemnification	58
11.6.	Manner of Payment	59

ARTICLE 12 MISCELLANEOUS		59

12.1.	Notices	59
12.2.	Headings	60
12.3.	Assignment	60
12.4.	Governing Law	60
12.5.	Jurisdiction	60
12.6.	Counterparts	61
12.7.	Amendments; Extensions.	61
12.8.	Entire Agreement	61
12.9.	Severability	61
12.10.	Joint and Several	61

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EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement (Contracts)
Exhibit C	Form of Assignment and Assumption Agreement (Lease)
Exhibit D	Form of RES Assignment and Assumption Agreement
Exhibit E	Form of Sale Order
Exhibit F	Interim Period Capital Expenditures
Exhibit G-1	Administrative Services Transition Services Agreement
Exhibit G-2	Fuel and Power Transition Services Agreement
Exhibit H	Form of Escrow Agreement
DISCLOSURE SCHEDULES

Schedule 1.1(x)	Knowledge of Sellers
Schedule 1.1(y)	Knowledge of Buyer
Schedule 1.1(z)	Buyer’s Energy Manager
Schedule 2.1(a)	Real Estate Leases
Schedule 2.1(b)	Entitled Real Property
Schedule 2.1(c)	Equipment
Schedule 2.1(d)	Supplier Contracts
Schedule 2.1(e)	Other Contracts
Schedule 2.1(f)	Inventory
Schedule 2.1(h)	Permits
Schedule 2.1(g)	Intellectual Property
Schedule 2.1(i)	Business Records
Schedule 2.2(m)	Reliant Marks
Schedule 2.2(p)	Excluded Assets
Schedule 2.4	Excluded Liabilities
Schedule 4.2(i)	RES Agreements
Schedule 5.2(b)	Company Consents
Schedule 5.2(c)	Sellers’ Governmental Approvals
Schedule 5.4	Financial Statements
Schedule 5.5	Undisclosed Liabilities
Schedule 5.6	Litigation
Schedule 5.7	Compliance with Laws
Schedule 5.8	Permits
Schedule 5.9(a)	Contracts
Schedule 5.9(c)	Excluded Contracts
Schedule 5.10	Taxes
Schedule 5.11(a)	Seller Affiliate Plans
Schedule 5.11(c)	Favorable Determination Letters
Schedule 5.12(f)	Seller Affiliate Plan Increases or Acceleration
Schedule 5.13	Environmental Matters
Schedule 5.14	Intellectual Property

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Schedule 5.15	Real Estate
Schedule 6.3(c)	Buyer’s Governmental Approvals
Schedule 7.2	Conduct of Business Pending the Closing
Schedule 7.4(a)	Support Obligations
Schedule 7.9(b)	Non-Collective Bargaining Contract Employees
Schedule 8.1(b)	Publications
Schedule 8.1(d)	Bid Protections
Schedule 9.1(c)	Certain Consents

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 25, 2008 (the “Execution Date”), is made by and between Reliant Energy Channelview LP, a Delaware limited partnership (“Channelview LP”) and Reliant Energy Services Channelview LLC, a Delaware limited liability company (“RESC” and together with Channelview LP, the “Sellers”) and Kelson Energy IV LLC, a Delaware limited liability company (the “Buyer”).
RECITALS
     WHEREAS, Channelview LP owns the Channelview Facility and certain other Acquired Assets;
     WHEREAS, on August 20, 2007, Channelview LP filed a voluntary petition for relief under the Bankruptcy Code in the Bankruptcy Court;
     WHEREAS, RESC owns certain Acquired Assets;
     WHEREAS, on August 20, 2007, RESC filed a voluntary petition for relief under the Bankruptcy Code in the Bankruptcy Court;
     WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Acquired Assets, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105, 363, and 365 of the Bankruptcy Code;
     WHEREAS, Buyer also desires to assume, and Sellers desire to assign and transfer to Buyer, the Assumed Liabilities.
     NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer hereby agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
     1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “2007 Financial Statements” has the meaning set forth in Section 7.20.
     “Accounts Payable” has the meaning set forth in Section 2.4.
     “Accounts Receivable” has the meaning set forth in Section 2.2(c).
     “Acquired Assets” has the meaning set forth in Section 2.1.

     “Administrative Services Transition Services Agreement” means that certain Transition Services Agreement, to be dated as of the Closing Date, by and among Operator and Buyer, in substantially the form of Exhibit G-1 hereto.
     “Adverse Ruling” means relief granted by the Bankruptcy Court to a third party that the Buyer in good faith believes, based on the advice of counsel, would adversely impact the relief provided in the Sale Order under Section 363(m) of the Bankruptcy Code.
     “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership, trust or limited liability company, shall include direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company or of the beneficial interest in a trust.
     “Agreement” has the meaning set forth in the Recitals to this Agreement.
     “Assigned Contracts” has the meaning set forth in Section 2.1(e).
     “Assumed Liabilities” has the meaning set forth in Section 2.3.
     “Assumption Agreements” has the meaning set forth in Section 4.2(b).
     “Bankruptcy Code” means Title 11 of the United States Code.
     “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases originally administered in the United States Bankruptcy Court of the District of Delaware.
     “Base Purchase Price” has the meaning set forth in Section 3.1(a).
     “Benefit Plan” means: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan or program that would be an employee benefit plan if it were subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, restricted stock, stock appreciation rights, phantom stock, or other equity plan (whether qualified or nonqualified), (d) each bonus, deferred compensation or incentive compensation plan, and (e) any other material employee benefit plan, program, contract, commitment, policy, agreement or arrangement of any kind (including, any employment, consulting, retention, disability, accident, savings and thrift, unemployment compensation, post-retirement, fringe benefits, cafeteria plans, change in control or severance plan, policy, arrangement or agreement providing compensation or benefits to any employee (whether active or on leave of absence) and/or former employee of the Operator, Sellers, their Affiliates or any Commonly Controlled Entity); provided, that such term shall not include (1) routine employment policies and procedures, including wage, vacation, holiday, and sick or other leave policies, (2) workers compensation insurance, and (3) directors and officers liability insurance.

     “Bid Procedures Order” has the meaning set forth in Section 8.1(d).
     “Business” means the business of generating and selling steam, electric power, capacity and ancillary services from the Channelview Facility, as managed by Channelview LP, or its Affiliates, on the date hereof; or, as applicable, RESC’s business of purchasing power from third-parties and selling power to Equistar pursuant to the Energy Supply Agreement, and any business activities of Channelview LP or RESC incidental to the foregoing.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York and the State of Texas are authorized or obligated to close.
     “Business Records” means all books, files and records (whether in paper or electronic format) to the extent they apply to the Acquired Assets or the Business, including customer lists, historical customer files, reports, plans, data, accounting and tax records, test results, product specifications, drawings, diagrams, training manuals, procedures manuals, logs, engineering data, safety and environmental reports and documents, maintenance schedules, operating and production records, inventory records, business plans, and marketing and all other studies, documents and records but excluding any Retained Books and Records.
     “Buyer” has the meaning set forth in the Recitals to this Agreement.
     “Buyer Governmental Approvals” has the meaning set forth in Section 6.3(c).
     “Buyer Indemnified Group” means Buyer and Buyer’s Affiliates and their respective officers, directors, managers, members, employees and agents.
     “Buyer Savings Plan” has the meaning set forth in Section 7.9(g).
     “Capital Expenditures” means expenditures for capital additions to, or replacements of, property, plant and equipment included in the Channelview Facility and other expenditures for repairs on property, plant and equipment included in the Channelview Facility that would be capitalized by Sellers in accordance with their normal capitalization policies, which are in accordance with GAAP.
     “Change of Law” means the adoption, implementation, promulgation, repeal, modification or reinterpretation of any Law of or by any Governmental Authority which occurs subsequent to the Execution Date.
     “Channelview Facility” means the 830 MW combined cycle, cogeneration facility located in Channelview, Texas, and all facilities and equipment owned or leased by Channelview LP in connection with the Business.
     “Channelview Facility Employees” has the meaning set forth in Section 5.12(a).
     “Channelview LP” has the meaning set forth in the Recitals to this Agreement.
     “Channelview September 30 Balance Sheet” has the meaning set forth in Section 5.5.

     “Chapter 11 Cases” means collectively, the cases commenced under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court by Channelview LP and RESC, and which are jointly administered under case no. 07-11160 (MFW).
     “Charter Documents” means, with respect to any Person, the articles of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, and/or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.
     “Claims” has the meaning set forth in Section 2.2(j).
     “Closing” has the meaning set forth in Section 4.1.
     “Closing Date” has the meaning set forth in Section 4.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collective Bargaining Contract” means that certain Agreement, effective as of January 1, 2004, between Reliant Energy Corporate Services, LLC, as successor by merger to Reliant Energy Power Operations I, Inc., and the International Brotherhood of Electrical Workers Local Union No. 66 Houston, Texas.
     “Commonly Controlled Entity” means any trade or business, whether or not incorporated, that, together with either Seller, would be a “single employer” within the meaning of Section 4001(b) of ERISA.
     “Company Consents” has the meaning set forth in Section 5.2(b).
     “Confidentiality Agreement” has the meaning set forth in Section 7.8(a).
     “Consent” means any consent, approval, authorization, qualification, waiver or notification of a Governmental Authority or other Person.
     “Continuing Employee” means each individual who accepts an offer of employment from Buyer or its designee as provided in Section 7.9(b), reports to work with Buyer or its designee, and is hired by Buyer or its designee.
     “Contract” means any written contract, agreement, instrument, bond, commitment, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written legally binding arrangement.
     “Court Auction Determination” has the meaning set forth in Section 8.1(d).
     “Credit Agreement” means that certain Credit Agreement, dated as of December 15, 1999, as amended, among Channelview LP, the Lenders parties thereto, The Bank of New York,

as successor Administrative Agent and Collateral Agent, and Teachers Insurance and Annuity Association of America, as Institutional Agent.
     “Credit Rating” means, with respect to any Person, each rating given by Standard & Poor’s or Moody’s, as applicable, to such Person’s long-term, unsecured, unsubordinated debt obligations not supported by third party credit enhancement.
     “Cure Cost Reserve Amount” has the meaning set forth in Section 7.19.
     “Cure Costs” means all (i) cure costs required to be paid and all defaults required to be cured as a condition to assumption and assignment of the Assigned Contracts pursuant to section 365 of the Bankruptcy Code and (ii) all contingent, unliquidated or unmatured liabilities under such Assigned Contracts or under any subcontracts related thereto (whether or not such subcontracts are Assigned Contracts) arising prior to the Closing Date.
     “Deposit” has the meaning set forth in Section 3.2.
     “Disclosure Schedules” has the meaning set forth in Section 2.1(a).
     “Emission Allowances” means authorizations to emit specified units of substances, whether those authorizations are described as allowances, offsets, credits or by another term, from the Channelview Facility that are allocated to the Channelview Facility and owned by Channelview LP as of the time of Closing, or to which the Channelview Facility becomes entitled to after Closing, which units are established by any Governmental Authority with jurisdiction over the Channelview Facility.
     “Energy Manager” means any one of the entities set forth on Schedule 1.1(z) or another energy manager, which may be an Affiliate of Buyer, reasonably satisfactory to Sellers or RES, as applicable.
     “Energy Supply Agreement” means that certain Second Amended and Restated Energy Supply Agreement, dated as of December 15, 1999, by and between Equistar and RESC.
     “Entitled Real Property” has the meaning set forth in Section 2.1(b).
     “Environmental Law” means any federal, state, or local law, statute, ordinance, rule, regulation, code, directive, judicial or administrative order, judgment, decree, injunction, or requirement of any Governmental Authority, relating to (a) pollution or the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, surface land, subsurface land and natural resources), as the same may be amended or adopted as of the Closing Date or any date prior to the Closing Date, (b) Releases or threatened Releases (including, without limitation, Releases into the ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to Hazardous Substances; or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, testing, discharge, control, cleanup, production, or disposal of Hazardous Substances.
     “Equipment” has the meaning set forth in Section 2.1(c).

     “Equistar” means Equistar Chemicals LP, a Delaware limited partnership.
     “ERCOT” means the Electric Reliability Counsel of Texas.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” means Wilmington Trust Company the escrow agent under the Escrow Agreement.
     “Escrow Agreement” means the escrow agreement by and between Sellers, Buyer and the Escrow Agent, in substantially the form of Exhibit H.
     “Estimated Purchase Price” has the meaning set forth in Section 4.3(a).
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Excluded Liabilities” has the meaning set forth in Section 2.4.
     “Execution Date” has the meaning set forth in the Recitals to this Agreement.
     “FERC” means the Federal Energy Regulatory Commission.
     “Final Purchase Price” has the meaning set forth in Section 3.3(c).
     “Fuel and Power Transition Services Agreement” means that certain Transition Services Agreement, to be dated as of the Closing Date, by and among RES and Buyer, in substantially the form of Exhibit G-2 hereto.
     “Fuel Purchase and Sale Agreement” means that certain Fuel Purchase and Sale Agreement, dated as of December 15, 1999, by and among RES, Channelview LP and Equistar.
     “Fuel Supply Agreement” has the meaning set forth in Section 2.5.
     “FutureCare Program” has the meaning set forth in Section 7.9(b).
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Generator Operator” has the meaning set forth in Section 5.7.
     “Governmental Authority” means (i) any federal, state, local, or foreign government, (ii) any court, tribunal, arbitrator, authority, agency, administrative body, taxing authority, commission, official or other instrumentality of the United States or any state, county, city, municipality, local authority or other political subdivision or similar governing entity, and (iii) any governmental, quasi—governmental or non-governmental body administering, regulating or having general oversight over gas, electricity, power or other markets, including ERCOT, the Texas Regional Entity and NERC.

     “Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct, or any other material or article, listed, defined, designated, regulated or classified as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, solid waste, or special waste, or that is otherwise listed or regulated, or as to which liability could be imposed under any Environmental Law; including without limitation, petroleum products, and toxic mold.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Indemnified Party” has the meaning set forth in Section 11.5.
     “Indemnifying Party” has the meaning set forth in Section 11.5.
     “Indemnity Security” has the meaning set forth in Section 11.2(c).
     “Intellectual Property” means any and all (a) patents and patent applications, (b) marks (including trademarks, service marks, certification marks, collective marks, registered or unregistered), trade names, designs, expressions and works of authorship, logos, slogans, trade dress and applications for registration of the foregoing, (c) copyrights, mask works and applications for registration of the foregoing, and (d) trade secrets and confidential information, including confidential know-how and any other similar property, whether or not embodied in tangible form (including but not limited to technical drawings and specifications, shop drawings, manuals, forms, working notes and memos, technical and laboratory data, notebooks, samples, engineering prototypes and computer software).
     “Interest Rate” means the prime per annum rate of interest as published by The Wall Street Journal.
     “Interim Period” means the period of time from the Execution Date until the earlier of the Closing Date or termination of this Agreement.
     “Inventory” has the meaning set forth in Section 2.1(f).
     “Investment Grade” means an entity having long term, unsecured, unsubordinated debt not supported by third party credit enhancement that is rated “BBB-” or higher by Standard & Poor’s, and “Baa3” or higher by Moody’s, and that in either case is not on negative credit watch.
     “IRS” means the U.S. Internal Revenue Service.
     “Knowledge” means, in the case of Sellers, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 1.1(x), and in the case of Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 1.1(y), in each case without inquiry.
     “Laws” means all laws, codes, statutes, rules, regulations, ordinances, orders and other legally-binding pronouncements having the effect of law of any Governmental Authority.

     “Leased Real Property” has the meaning set forth in Section 2.1(a).
     “Lenders” means the lenders party to the Credit Agreement.
     “Lien” means any mortgage, pledge, hypothecation, assessment, levy, imposition, charge, claim, assignment, security interest, easement, deed, restriction, transfer restriction, lien or other similar restriction or encumbrance of any kind.
     “Losses” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, supplemental environmental project costs, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of litigation, settlement, judgment or other proceedings or of any claim, default or assessment).
     “LTMA Support Obligations” shall mean any Support Obligations arising under that certain Guaranty Agreement, dated as of September 30, 2002, by and between Reliant Energy Power Generation, Inc. and Siemens Power Generation, Inc.
     “Material Adverse Effect” means any change, event or effect that is materially adverse to the Acquired Assets, taken as a whole, in each case, except for any such change, event or effect resulting from or arising out of (a) changes in economic conditions generally or in the industry in which the Channelview Facility operates, (b) changes in international, national, regional, state or local wholesale or retail markets for electric power or fuel or related products, including those due to actions by competitors (excluding any such change to the extent it only or disproportionately affects the Acquired Assets relative to other combined-cycle cogeneration facilities in ERCOT), (c) changes in general regulatory or political conditions, including any acts of war or terrorist activities, (d) changes in national, regional, state or local electric transmission or distribution systems, (e) strikes, work stoppages or other labor disturbances, (f) increases in costs of commodities or supplies, including fuel, (g) effects of weather or meteorological events, (h) any Change of Laws, (i) any actions to be taken pursuant to or in accordance with this Agreement, (j) any changes, events or effects to which Sellers have cured prior to or as of Closing, and (k) the Chapter 11 Cases.
     “Material Contracts” has the meaning set forth in Section 5.9.
     “Moody’s” means Moody’s Investors Services, Inc., and its successors.
     “Multiemployer Plan” has the meaning set forth in ERISA § 3(37).
     “NERC” means North American Electric Reliability Corporation.
     “Operator” means Reliant Energy Corporate Services, LLC, a Delaware limited liability company.
     “Other Contracts” has the meaning set forth in Section 2.1(e).
     “Parties” means each of Buyer and Sellers.

     “Permits” means all licenses, permits, authorizations, approvals, registrations, variances, exemptions, concessions, franchises and similar consents granted or issued by any Governmental Authority.
     “Permitted Exceptions” means (i) all Liens and any defects, exceptions, restrictions, easements, rights of way and encumbrances (x) disclosed in the title commitment referenced in Schedule 5.15, (y) which are shown on that certain TSPS Category 5 Survey made by Carter Burgess, dated September 26, 2002, or (z) which a search of the public records would reveal; (ii) statutory liens for Taxes, assessments or other governmental charges not yet due and payable; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet delinquent or, if delinquent, that are being contested in good faith; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority; (v) such other Liens, imperfections in title and easements, restrictions and encumbrances which do not materially detract from the value of, or materially interfere with the present use of, the Channelview Facility in the aggregate; (vi) Liens arising under fuel procurement arrangements; (vii) any encumbrances or liens arising under the Credit Agreement in favor of the Lenders; (viii) liens for pre-petition ad valorem Taxes which will be satisfied by Sellers upon Closing; and (ix) any rights of Equistar to purchase the partnership interests of Channelview LP, pursuant to the Second Amended and Restated Agreement Steam Supply Agreement, dated as of December 15, 1999, between Channelview LP and Equistar.
     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association, entity or Governmental Authority.
     “Pre-Closing Portion” has the meaning set forth in Section 7.7(b).
     “Prudent Industry Practice” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used in the North American electric utility industry by independent operators of electric generation stations of a type and size similar to those constituting the Channelview Facility during a particular time period as good, safe and prudent engineering practices in connection with the operation, maintenance, repair and use of gas turbines, electrical generators and other equipment and facilities with commensurate standards of safety, performance, dependability, efficiency and economy, and consistent with applicable Laws and Regulations. Prudent Industry Practices are not intended to be limited to the optimum practice or method to the exclusion of others, but rather to be a spectrum of possible but reasonable practices and methods generally accepted in the North American electric utility industry during the relevant time period in light of the circumstances.
     “PUCT” means the Public Utility Commission of Texas.
     “Pump Payments” has the meaning set forth in Section 7.17.
     “Purchase Price Allocation” has the meaning set forth in Section 3.4.
     “QF” has the meaning set forth in Section 5.17.

     “QSE” means a qualified scheduling entity qualified by ERCOT in accordance with ERCOT Protocol Section 16, Registration and Qualification of Market Participants, to submit Balanced Schedules and Ancillary Services bids and settle payments with ERCOT.
     “Real Estate Leases” has the meaning set forth in Section 2.1(a).
     “Real Property” has the meaning set forth in Section 2.1(b).
     “Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, investment bankers, Affiliates or representatives of any such Person.
     “Release” means any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Substance, including the abandonment or discarding of Hazardous Substances in barrels, drums, or other containers.
     “Reliant Energy” has the meaning set forth in Section 2.2(d).
     “Reliant Marks” has the meaning set forth in Section 2.2(m).
     “Representatives” means officers, directors, employees, counsel, accountants, financial advisers or consultants of either Sellers or Buyer, as applicable.
     “RES” means Reliant Energy Services, Inc.
     “RES Agreements” has the meaning set forth in Section 4.2(i).
     “RES Assignment and Assumption Agreement” has the meaning set forth in Section 4.2(i).
     “RES Fuel Purchase Transactions” shall mean those fuel purchase transactions listed on Schedule 2 of the Fuel and Power Transition Services Agreement or entered into after the date hereof in accordance with such Schedule 2.
     “RESC” has the meaning set forth in the Recitals to this Agreement.
     “Retained Books and Records” means: (i) all corporate seals, minute books, charter documents, corporate stock record books, original tax and financial records and such other files, books and records to the extent that any of the foregoing relates to any of the Excluded Assets or Excluded Liabilities or the organization, existence, capitalization or debt financing of a Seller or of any Affiliate of a Seller; (ii) all books, files and records that would otherwise constitute a Business Record but for the fact that disclosure of books, files or records could (v) disclose information related to a Seller or any of its Affiliates concerning public utility regulatory matters, including matters before ERCOT, the FERC, or other similar bodies, (w) violate any legal constraints or obligations regarding the confidentiality thereof, provided that such Seller shall use its commercially reasonable efforts to obtain a waiver of any such confidentiality restrictions in order to permit such disclosure, (x) waive any attorney client, work product or like privilege, (y) disclose information about such Seller or any of its Affiliates that is unrelated to the Channelview Facility or the Business or (z) disclose information about such Seller or any of its Affiliates pertaining to energy or project evaluation, energy or natural gas price curves or projections or other economic predictive models; or (iii) all books and records prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating in any way to the Acquired Assets or the Assumed Liabilities.
     “Rule” or “Rules” means the Federal Rules of Bankruptcy Procedure.
     “Sale Motion” has the meaning set forth in Section 8.1(b).
     “Sale Order” means an order: (i) (x) in substantially the form of Exhibit E hereto, or (y) in such other form which is in form and substance reasonably acceptable to Sellers and Buyer approving this Agreement and all of the terms and conditions hereof, and approving and authorizing Sellers to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, such order shall find and provide, among other things, that (a) other than Permitted Exceptions, the Acquired Assets sold to Buyer pursuant to this Agreement shall be transferred to Buyer free and clear of all Liens and liabilities of any Person, such Liens and liabilities to attach to the Purchase Price, (b) Buyer has acted in good faith within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to the protections afforded thereby, (c) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions, (d) Buyer is not acquiring or assuming any of Sellers’ or any other Person’s liabilities except as expressly provided in this Agreement, (e) all Assigned Contracts shall be assumed by Sellers and assigned to Buyer pursuant to section 365 of the Bankruptcy Code, (f) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof as provided in Section 8.1 hereof during the pendency of the Chapter 11 Cases, (g) this Agreement and the transactions and instruments contemplated hereby shall be specifically enforceable against and binding upon, and not subject to rejection or avoidance by, each Seller or any trustee of a Seller and its applicable estate, (h) is it not a principal purpose of any Person entering into this Agreement or any transactions contemplated by this Agreement to evade liability to which such Person would be subject under Subtitle D of Title IV of ERISA, and (i) the provisions thereof are non-severable and mutually dependent; and (ii) that does not require the assignment and assumption of the Cash Flow Participation Agreement, dated as of December 15, 1999, by and between Channelview LP and Equistar.
     “Schedule Update” has the meaning set forth in Section 7.14.
     “Seller Affiliate Plan” means each Benefit Plan that is sponsored, administered, maintained or contributed to as of the date of this Agreement by any Affiliate of either Seller and which Benefit Plan provides benefits with respect to employees of the Operator who are employed at the Channelview Facility.

     “Seller Affiliate Savings Plans” means the Reliant Energy, Inc. Savings Plan and the Reliant Energy, Inc. Union Savings Plan.
     “Seller Indemnified Group” means each Seller and such Seller’s Affiliates and their respective officers, directors, employees and agents.
     “Sellers” has the meaning set forth in the Recitals to this Agreement.
     “Sellers’ Governmental Approvals” has the meaning set forth in Section 5.2(c).
     “Sellers’ Post-Closing Estimate” has the meaning set forth in Section 3.3(a).
     “Settlement Agreement” means that certain Settlement Agreement, dated as of July 10th, 2007, by and between Channelview LP, RESC, and Equistar.
     “Severance Plan” means the Reliant Energy, Inc. 2003 Involuntary Severance Benefits Plan for Employees With Annual Base Pay Less Than $150,000 As Amended and Restated Effective June 1, 2004.
     “Standard & Poor’s” means Standard & Poor’s Ratings Group (a division of McGraw Hill, Inc.), and its successors.
     “Straddle Period” has the meaning set forth in Section 7.7(b).
     “Supplier Contracts” has the meaning set forth in Section 2.1(d).
     “Support Obligations” has the meaning set forth in Section 7.4(a).
     “Tax” or “Taxes” means any federal, state, local, or foreign income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security (or similar), disability, occupation, real property, severance, excise, gross receipts, utility, severance, license, transfer, stamp, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, unemployment, registration, utility, production, value added, alternative or add-on minimum, estimated, and other taxes imposed by a Taxing Authority of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not.
     “Tax Proceeding” has the meaning set forth in Section 7.7(e).
     “Tax Returns” means any and all returns, reports, statements, information returns or other similar filings filed or required to be filed with respect to any Taxes, including any supporting information, schedules, attachments or amendments thereof.
     “Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

     “Termination Date” has the meaning set forth in Section 10.1.
     “Texas Regional Entity” means the Texas Regional Entity, a Division of ERCOT.
     “Third-Party Claim” has the meaning set forth in Section 11.5.
     “Transfer Taxes” means all transfer, Real Property transfer, goods and services, value added, recordation, documentary, stamp, duty, excise and conveyance Taxes and other similar Taxes, duties, fees or charges, as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement, provided, however, that for the avoidance of doubt, the term Transfer Taxes shall not include any income Taxes based on or measured by net income, including the Texas franchise or margins tax.
     “Transition Services Agreements” means the Administrative Services Transition Services Agreement and the Fuel and Power Transition Services Agreement.
     “Union” has the meaning set forth in Section 7.9(c).
     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar foreign, state or local law, regulation or ordinance.
     “Welfare Benefits” has the meaning set forth in Section 7.9(h).
     1.2. Construction.
          (a) All Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to Articles, Sections, Subsections, Schedules and Exhibits to this Agreement unless otherwise specified. The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
          (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “includes without limitation” or “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear and any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. Dollars.
          (c) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
          (d) Sellers may, at their option, include in the Schedules items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material or would be reasonably expected to cause a Material Adverse Effect, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in each Schedule of the Sellers’ Disclosure Schedules shall be deemed to be disclosed in each other Schedule therein, if it is disclosed in such a way as to make reasonably apparent its relevance or applicability to another Section of this Agreement or any other Schedule (or subparts thereof) in order to avoid a misrepresentation hereunder.
          (e) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
ARTICLE 2
PURCHASE AND SALE OF THE ACQUIRED ASSETS
     2.1. Transfer of Acquired Assets. At the Closing, and upon the terms and conditions herein set forth, each Seller (as applicable) shall sell to Buyer (or Buyer’s designee, in the case of the Energy Supply Agreement), and Buyer (or Buyer’s designee, in the case of the Energy Supply Agreement) shall acquire from Sellers, all of each Seller’s right, title and interest in, to and under the Acquired Assets free and clear of Liens, claims and other interests (except for Permitted Exceptions) pursuant to sections 105, 363 and 365 of the Bankruptcy Code. “Acquired Assets” shall mean all of each Seller’s right, title and interest in, to and under all property (tangible or intangible), rights, goodwill, claims and assets to the extent relating to or used in or held for use in connection with the Business (except for the Excluded Assets) as the same exist on the Closing Date including:
          (a) subject to the receipt of any necessary consents or approvals, all of Sellers’ rights under the leases of real property (the “Real Estate Leases”), listed on Schedule 2.1(a) of the disclosure schedules accompanying this Agreement (the “Disclosure Schedules”) and the real property leased by Channelview LP pursuant to the Real Estate Leases, together with any improvements and fixtures owned by Channelview LP erected on the real property subject to the Real Estate Leases (the “Leased Real Property”);
          (b) subject to the receipt of any necessary consents or approvals, all of Sellers’ rights under the easements, rights of way, real property licenses, and other real property entitlements used in the Business or listed on Schedule 2.1(b) (the “Entitled Real Property” and, together with the Leased Real Property, the “Real Property”);
          (c) all of (i) Sellers’ owned and leased equipment, spare parts, machinery, furniture, materials, supplies, fixtures, and other personal property used in the Business, and in connection with Channelview LP, located on the Real Property or listed on Schedule 2.1(c) (the “Equipment”); and (ii) any rights of Sellers to the warranties and licenses received from third parties with respect to the Equipment;

          (d) subject to the receipt of any necessary consents or approvals, all of Sellers’ rights under outstanding purchase orders or other similar Contracts used exclusively in the Business entered into by Channelview LP with any supplier that are listed on Schedule 2.1(d) of the Disclosure Schedules (“Supplier Contracts”);
          (e) subject to the receipt of any necessary consents or approvals, all of Sellers’ rights under the Contracts that are listed on Schedule 2.1(e) of the Disclosure Schedules (the “Other Contracts” and, together with the Real Estate Leases, the Entitled Real Property constituting Contracts, and the Supplier Contracts, the “Assigned Contracts”);
          (f) all (i) inventories of fuel, chemicals and gas wherever located (including in transit to the Channelview Facility) and owned by Channelview LP on the Closing Date, or listed on Schedule 2.1(f) (the “Inventory”), and (ii) any rights of Channelview LP to the warranties received from third parties with respect to such Inventory;
          (g) any Intellectual Property, including any computer software or systems (i) located at the Real Property, the offices of RESC or listed on Schedule 2.1(g) and (ii) owned exclusively by either Seller and licenses held exclusively by either Seller, to the extent transferable, in each case that pertain solely to the Business;
          (h) to the extent transferable under applicable Law, all rights of either Seller under the Permits relating exclusively to the Business including those listed on Schedule 2.1(h);
          (i) copies of all Business Records (including those listed on Schedule 2.1(i) to the extent they apply to the Acquired Assets) and the right to receive mail and other communications addressed to the Sellers that pertain to the Channelview Facility or the Business;
          (j) all accounts, rights, or allowances involving Emissions Allowances, and all rights to any future Emission Allowances, if any, that will be granted or allocated with respect to the Channelview Facility (other than those Emission Allowances expended in the ordinary course of operation of the Channelview Facility prior to the Closing);
          (k) subject to Section 2.2(o), all claims, causes of action, choses in action, rights of set-off of any kind, rights of recovery, whether known or unknown, in favor of any of the Sellers, and pertaining to, arising out of or relating to, the Acquired Assets or offsetting any Assumed Liabilities, but excluding any of the same relating to any Affiliate of the Sellers, or relating to any matter covered by the Settlement Agreement; and
          (l) all of Channelview LP’s right, title and interest in the Channelview Facility.
     2.2. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets do not include the following (collectively, the “Excluded Assets”):
          (a) any right, title or interest of any Person other than a Seller in any property or asset;

          (b) all of Sellers’ cash and cash equivalents, marketable securities, prepaid expenses, advance payments, surety accounts, deposits and other similar prepaid items (including for the purchase of natural gas), checks in transit and undeposited checks to the extent attributable to the period prior to the Closing Date;
          (c) all of Sellers’ accounts and notes receivable to the extent attributable to the period prior to 11:59 pm on the day prior to the Closing Date (the “Accounts Receivable”);
          (d) other than assets, property, and other rights specifically identified in any Schedule referenced in Section 2.1 above, any assets, property and other rights held or owned by Reliant Energy, Inc. (“Reliant Energy”) or its Affiliates to the extent not used in the operation of the Business;
          (e) financial information or financial statements and proprietary manuals (except rights to use manuals specific to and necessary for the operation of the Business) prepared by or used by either Seller or their Affiliates to the extent not relating exclusively to the Business;
          (f) all of Sellers’ rights under Contracts that are not Assigned Contracts;
          (g) all rights to Claims, refunds or adjustments with respect to Excluded Assets, relating to any proceeding before any Governmental Authority relating to the period prior to the Closing, and all rights to insurance proceeds or other insurance recoveries: (i) that are reimbursement for, either Seller’s or such Seller’s Affiliate’s expenditures made prior to the Closing Date for which insurance proceeds are available or due to a Seller or such Seller’s Affiliates or (ii) to the extent relating to Excluded Assets or Excluded Liabilities;
          (h) any asset of a Seller that would constitute an Acquired Asset (if owned by such Seller on the Closing Date) that is conveyed or otherwise disposed of during the period from the date hereof until the Closing Date either: (i) in the ordinary course of business of the Sellers, (ii) at the direction of the Bankruptcy Court or (iii) as otherwise permitted by the terms of this Agreement;
          (i) all losses, loss carry forwards and rights to receive refunds, credits and loss carry forwards with respect to any and all Taxes of Sellers incurred or accrued on or prior to the Closing Date, including interest receivable with respect thereto;
          (j) any and all rights, demands, claims, credits, allowances, rebates, causes of action, known or unknown, pending or threatened (including all causes of action arising under sections 510, 544 through 551 and 553 of the Bankruptcy Code or under similar state Laws, including fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code) or rights of set-off (collectively, “Claims”), of a Seller or any Affiliate of a Seller: (i) in respect of the Excluded Assets or the Excluded Liabilities, or (ii) arising out of or relating in any way to the Chapter 11 Cases or any of the transactions contemplated thereby or entered into as a consequence thereof, including any claims (as defined in section 101(5) of the Bankruptcy Code) filed, scheduled or otherwise arising in the Chapter 11 Cases;

          (k) all shares of capital stock or other equity interests of either Seller and all Affiliates of Sellers;
          (l) all rights of either Seller arising under this Agreement and under any other agreement between either Seller and Buyer entered into in connection with this Agreement;
          (m) all rights to or goodwill represented by or pertaining to all names, marks, trade names, trademarks and service marks incorporating the name Reliant Energy or any other name set forth on Schedule 2.2(m) (the “Reliant Marks”) and any brand names or derivatives thereof no matter how used, whether as a corporate name, domain name or otherwise and including the corporate design logo associated with any Reliant Mark or variant of any Reliant Mark;
          (n) all Retained Books and Records;
          (o) all rights and Claims of a Seller against any Affiliate of such Seller relating to the Assigned Contracts that arose prior to the Closing Date; and
          (p) any assets set forth on Schedule 2.2(p) of the Disclosure Schedules.
     2.3. Assumption of Liabilities. At the Closing, Buyer shall assume, and Buyer shall hereafter pay, perform and discharge when due, the following liabilities and obligations (collectively, the “Assumed Liabilities”):
          (a) all liabilities and obligations of Sellers under the Assigned Contracts, other than Excluded Liabilities;
          (b) all liabilities and obligations of Sellers under the Permits;
          (c) to the extent provided in Section 7.7(a), Transfer Taxes;
          (d) all liabilities and obligations of Sellers, any of their Affiliates or any of their respective Related Persons arising under or relating to any environmental matter (including any liability or obligation arising under any Environmental Law) relating to the Acquired Assets
          (e) any liability for any Taxes attributable to the Acquired Assets to the extent arising or accruing (on a pro rata daily basis in the case of Taxes other than income Taxes) with respect to a period (or any portion thereof) beginning after the Closing Date; and
          (f) all other liabilities and obligations relating to or arising from the operation of the Business or the ownership of the Acquired Assets (other than the Excluded Liabilities), but for purposes of clarity, excluding liabilities or obligations under the Credit Agreement and any other Contract (written or oral) which is not an Assigned Contract, including those obligations of Sellers associated with that certain Channel Area Industrial District Agreement between Lyondell Petrochemical Company and the City of Houston, dated as of June 17, 1997.
     2.4. Excluded Liabilities. Buyer is assuming only the Assumed Liabilities, and all liabilities of Sellers not expressly assumed by Buyer pursuant to Section 2.3, whether or not incurred or accrued, whether asserted before, on or after the Closing Date, shall be assumed or retained, as the case may be, by Sellers, who shall be responsible for paying, performing and discharging such liabilities and Buyer shall not have any responsibility for such liabilities (such liabilities are hereinafter referred to as the “Excluded Liabilities”), including: (i) all Cure Costs and other liabilities and obligations with respect to accounts payable accrued under Assigned Contracts as of 11:59 pm on the day prior to the Closing Date (the “Accounts Payable”); (ii) liabilities to the extent arising in connection with Excluded Assets; (iii) any liability for any Taxes attributable to the Acquired Assets to the extent arising or accruing (on a pro rata daily basis in the case of Taxes other than income Taxes) with respect to a period (or any portion thereof) ending on or before the Closing Date; (iv) liabilities with respect to Benefit Plans (including Seller Affiliate Plans); (v) all liabilities and obligations of Sellers or any Affiliate thereof representing indebtedness for money borrowed (or any refinancing thereof); (vi) liabilities with respect to loans made by and, other than with respect to transactions under the Transition Services Agreements, accounts payable arising from transactions with Affiliates; (vii) any liability of any of the Sellers for (a) transaction fees and expenses and fees and expenses payable to lenders, brokers, financial advisors, legal counsel, accountants and other professionals, and (b) except as provided otherwise in Section 7.7(a), Transfer Taxes; (viii) those listed on Schedule 2.4 of the Disclosure Schedules; (ix) all liabilities arising out of any exchange act or securities liability; (x) all costs and expenses associated with the Chapter 11 Cases; (xi) all liability for any claims discharged pursuant to the Chapter 11 Cases or for claims against either of the Sellers which are filed after the bar date or disallowed by the Bankruptcy Court; (xii) all liability for any rejection damages claim filed in the Chapter 11 Cases; and (xiii) all interests and liabilities that have not been otherwise assumed pursuant to this Agreement, to the extent that applicable law permits this sale under Section 363 of the Bankruptcy Code to be free and clear of such interests and liabilities.
     2.5. Non-Assignment of Assigned Contracts. Anything contained herein to the contrary notwithstanding, (i) this Agreement shall not constitute an agreement to assign any Assigned Contracts if, after giving effect to the provisions of Sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without obtaining a Consent, would constitute a breach thereof or in any way negatively affect the rights of Sellers or Buyer, as the assignee of such Assigned Contracts and (ii) unless Sellers have otherwise violated the provisions of this Section 2.5, no breach of this Agreement or failure of a closing condition shall have occurred by virtue of such nonassignment. Sellers shall use commercially reasonable efforts to obtain the consent of the counterparties to each Assigned Contract, to the extent that after giving effect to the provisions of Sections 363 and 365 of the Bankruptcy Code, such Consent is required; provided, that nothing in this Section 2.5 shall (x) require Sellers to make any significant expenditure or incur any significant obligation on its own or on Buyer’s behalf or (y) prohibit Sellers from ceasing operations or winding up its affairs following the Closing. Any assignment to Buyer of any Assigned Contracts that shall, after giving effect to the provisions of Sections 363 and 365 of the Bankruptcy Code, require the Consent of any third party for such assignment as aforesaid shall be made subject to such Consent being obtained. Without limiting the foregoing, the Parties agree that, if any required consent to the assignment or release of RES’ obligations under the Fuel Purchase and Sale Agreement is not obtained, Buyer and Buyer’s Energy Manager will enter into an agreement (the “Fuel Supply Agreement”) in form and substance reasonably acceptable to the Parties, in relation to the Fuel Purchase and Sale Agreement, pursuant to which (i) RES shall consult with Buyer (or Buyer’s Energy Manager)

with respect to transactions occurring under the Fuel Purchase and Sale Agreement and keep Buyer and Buyer’s Energy Manager advised of all transactions thereunder, and not take any material discretionary action thereunder without Buyer or Buyer’s Energy Manager’s consent, not to be unreasonably withheld; (ii) RES shall not modify, amend or terminate the Fuel Purchase and Sale Agreement without Buyer’s consent, which consent shall not be unreasonably withheld or delayed; (iii) RES shall continue to perform and act such that the gas sold to RES under such agreement shall be resold to the Buyer through the Buyer’s Energy Manager; (iv) RES shall agree that Buyer’s Energy Manager may be replaced from time to time in Buyer’s sole discretion with a new Energy Manager, and (v) RES shall use commercially reasonable efforts to obtain the execution and delivery by Equistar of the RES Assignment and Assumption Agreement. The Parties agree further that if RES continues to be directly obligated to purchase gas from Equistar under the Fuel Purchase and Sale Agreement after the Closing Date, Buyer’s Energy Manager shall, pursuant to the Fuel Supply Agreement, accept and purchase from RES all such gas accepted and purchased by RES from Equistar. The price for such gas shall be equal to the price paid for such gas by RES, and the terms and conditions of Buyer’s Energy Manager’s purchase of such gas shall be substantially identical to the terms and conditions on which RES purchased such gas from Equistar, and, in turn, such gas shall be resold to the Buyer on such terms and conditions. The Fuel Supply Agreement shall require RES to indemnify, defend and hold Buyer (and Buyer’s Energy Manager) harmless from and against any and all claims, losses, damages, liabilities, suits, payments, costs and expenses, including reasonable attorneys’ fees and costs of investigation arising out of (i) the performance or breach of the Fuel Purchase and Sale Agreement by RES except to the extent that a liability arises out of the breach by Buyer or Buyer’s Energy Manager of the Fuel Supply Agreement, and (ii) any breach or alleged breach of the Fuel Purchase and Sale Agreement as a result of the Fuel Supply Agreement (except to the extent that a liability arises out of the breach by Buyer or Buyer’s Energy Manager of the Fuel Supply Agreement). Buyer shall indemnify defend and hold RES harmless from and against any and all claims, losses, damages, liabilities, suits, payments, costs and expenses, including attorneys’ fees and costs of investigation arising out of Buyer’s (or Buyer’s Energy Manager’s) breach of the Fuel Supply Agreement. At least 10 (ten) days prior to Closing, in the event the Parties will execute the Fuel Supply Agreement as hereinabove provided at Closing, Buyer may request that Sellers deliver a guaranty of Reliant Energy of RES’ obligations under the indemnity described in the preceding sentence, such guaranty to be in form and substance reasonably satisfactory to Buyer and Reliant Energy with a duration of two (2) years and an aggregate limit of liability of $10 million. If Reliant Energy, in its sole discretion does not, at least five (5) days prior to Closing, agree to deliver said guaranty, then Buyer shall have the right, exercisable during the three (3) day period after Reliant Energy has declined to deliver the guarantee, to terminate this Agreement without any further obligation or liability of either Party hereunder, it being understood that nothing herein shall in any way obligate Reliant Energy to deliver said guaranty if requested. Notwithstanding anything in this Section 2.5 to the contrary in using commercially reasonable efforts to obtain any consent described above, RES shall not be obligated to commence litigation or expend any sums of money to obtain such consent.

ARTICLE 3
CONSIDERATION
     3.1. Purchase Price. The purchase price to be paid by Buyer to Sellers for the Acquired Assets is equal to:
          (a) Four Hundred Sixty Eight Million Dollars ($468,000,000) (the “Base Purchase Price”), plus
          (b) the amount of Capital Expenditures paid or payable by the Sellers for work done during the Interim Period, subject to and in accordance with the budget for which is provided on Exhibit F hereto, plus or minus (as applicable)
          (c) the amount of the LTMA Adjustment calculated in accordance with Item 6 on Schedule 2.4 .
     3.2. Deposit. On or before the later of (i) February 28, 2008 and (ii) the first Business Day after the Escrow Agreement is executed by the Escrow Agent, Buyer will deposit with the Escrow Agent Forty Million Dollars ($40,000,000) (the “Deposit”). The Deposit shall be held and disbursed pursuant to the terms of the Escrow Agreement and this Agreement. The Parties shall use commercially reasonable efforts to cause the execution and delivery of the Escrow Agreement as soon as possible after the date hereof.
     3.3. Post-Closing Adjustment.
          (a) As soon as practicable after the Closing, but no later than 90 days after the Closing Date, Sellers shall determine the actual adjustment to the Base Purchase Price pursuant to Section 3.1 as of the Closing Date. Sellers and Buyer shall cooperate and provide each other access to their respective books and records and those of Channelview LP as are reasonably requested in connection with the matters addressed in this Section 3.3. Sellers shall provide Buyer with written notice of such determinations within such 90 days, along with reasonable supporting information (the “Sellers’ Post-Closing Estimate”).
          (b) If Buyer objects to any determinations set forth in Sellers’ Post-Closing Estimate, then it shall provide Sellers written notice thereof within 10 Business Days after receiving Sellers’ Post-Closing Estimate. Such notice shall specify in reasonable detail Buyer’s objections to specific determinations, along with reasonable supporting documentation. Any objections not so specified shall be deemed waived, and Sellers’ determinations to which specific objections were not so made shall prevail. If the Parties are unable to agree on the disputed amounts as of the Closing Date within 120 days after the Closing Date or such longer time as may be agreed by the Parties, the Parties shall refer such dispute to an internationally recognized accounting firm that is not the principal accounting firm of Buyer or either Seller, mutually acceptable to Buyer and Sellers, which firm shall make a final and binding determination as to all such matters in dispute (and only such matters) on a timely basis (and such accounting firm shall be instructed to make such determination within 45 days of such engagement or as soon thereafter as reasonably practicable) and promptly shall notify the Parties in writing of its resolution. Such firm shall not have the power to modify or amend any term or provision of this

Agreement. The fees and disbursements of the accounting firm shall be allocated between Buyer and Sellers in inverse proportion as they shall prevail on the amounts of such disputed items so submitted (as finally determined by such accounting firm).
          (c) If the Base Purchase Price adjusted using such actual values (as agreed or determined by the above-referenced accounting firm) (the “Final Purchase Price”) is greater than the Estimated Purchase Price, then Buyer shall pay Sellers within 10 Business Days after such actual values are agreed or determined, by wire transfer of immediately available funds, the difference between the Final Purchase Price and the Estimated Purchase Price plus interest thereon at the Interest Rate from the Closing Date through and including the date of such payment. If the Final Purchase Price is less than the Estimated Purchase Price, then Sellers shall pay Buyer within 10 Business Days after such actual values are agreed or determined, by wire transfer of immediately available funds, the difference between the Estimated Purchase Price and the Final Purchase Price plus interest thereon at the Interest Rate from the Closing Date through and including the date of such payment. In each case, the recipient Party shall designate the account to which such payment is to be made at least two Business Days prior to the date such payment is due.
     3.4. Allocation of Purchase Price. Within thirty (30) days after the determination of the Final Purchase Price, Sellers and Buyer shall agree upon an allocation of the purchase price (as determined in accordance with US federal income tax principles) among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchase Price Allocation”), provided that the purchase price shall not be increased by or otherwise reflect the obligations under any of the Assigned Contracts. Buyer and Sellers shall work in good faith to resolve any disagreements regarding the Purchase Price Allocation. If the Parties fail to agree within such 30-day period upon Purchase Price Allocation, such dispute shall be resolved by an independent accounting firm mutually acceptable to Buyer and Sellers, and the decision of such independent accounting firm shall be final and binding on the Parties. Sellers together shall bear and pay one-half of such fees and other costs charged by such accounting firm and Buyer shall bear and pay one-half of such fees and other costs. Sellers and Buyer shall each prepare and timely file IRS Form 8594 “Asset Acquisition Statement Under Section 1060” and any other similar statements or forms as are prescribed under federal, state, local or foreign Tax Law (including any exhibits thereto) to report the Purchase Price Allocation. The Parties agree that they shall not, and shall not permit their Affiliates to take a position on any Tax Return or for any Tax purpose that is inconsistent with the Purchase Price Allocation unless otherwise required by applicable laws; provided, however, that neither Sellers nor Buyer shall be obligated to litigate any challenge to the Purchase Price Allocation by any Governmental Authority. The Parties agree to provide, and shall cause their Affiliates to provide, each other promptly with any information required to complete such Tax forms or statements as are required under applicable law to report the Purchase Price Allocation.
     3.5. Equistar Payment. In accordance with the Settlement Agreement and provided the Settlement Agreement is then still in effect, Channelview LP agrees to apply $10,000,000 of its portion of the Purchase Price payable at Closing either to (in Channelview LP’s discretion): (i) Equistar pursuant to paragraphs 2 and 6 of the Settlement Agreement, or (ii) into the escrow account contemplated by paragraph 6 of the Settlement Agreement.

ARTICLE 4
CLOSING AND DELIVERIES
     4.1. Closing. Subject to satisfaction or waiver of the conditions to the Closing set forth herein, unless the Parties mutually agree otherwise in writing, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Reliant Energy, Inc., 1000 Main Street, 21st Floor, Houston, Texas 77002 at 10:00 A.M. local time, on the second Business Day after the conditions to the Closing set forth in Article 11 (other than actions to be taken or items to be delivered at the Closing) have been satisfied or waived by the applicable Party or Parties or such other date and at such other time and place as may be mutually agreed to in writing (the “Closing Date”). All actions listed in Section 4.2 and Section 4.3 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.
     4.2. Closing Deliveries by Sellers to Buyer. At the Closing, the appropriate Seller shall deliver, or shall cause to be delivered, as applicable, to Buyer the following:
          (a) subject to the receipt of applicable Company Consents and Sellers’ Governmental Approvals, a bill of sale with respect to the Acquired Assets, duly executed by the appropriate Seller and substantially in the form of Exhibit A hereto;
          (b) subject to the receipt of applicable Company Consents and Sellers’ Governmental Approvals, one or more assignment and assumption agreements (the “Assumption Agreements”), in the form attached as Exhibit B hereto, duly executed by the appropriate Seller or Related Person with respect to the Assigned Contracts and Assumed Liabilities;
          (c) subject to the receipt of applicable Company Consents and Sellers’ Governmental Approvals, assignments of the Real Estate Leases and all Entitled Real Property interests held by Channelview LP, in the form attached as Exhibit C hereto, including, without limitation, all such interests set forth on Schedules 2.1(a) and 2.1(b), each duly executed by Channelview LP and in recordable form;
          (d) the Business Records (either at Closing or as soon as practicable thereafter);
          (e) (i) an executed copy of the Administrative Services Transition Services Agreement (to the extent Buyer notifies Sellers at least ten (10) days prior to the Closing Date that it intends to enter into the Administrative Services Transition Services Agreement), and (ii) subject to Section 4.4, an executed copy of the Fuel and Power Transition Services Agreement.
          (f) a duly executed affidavit of non-foreign status that complies with Section 1445 of the Code;
          (g) duly executed certificates referenced in Section 9.2(c);
          (h) a copy of the Sale Order that has been entered on the docket by the clerk of the Bankruptcy Court;

          (i) unless Buyer has elected Gas Services under the Fuel and Power Transition Services Agreement (which services would include the sale of gas purchased by RES under the Fuel Purchase and Sale Agreement), either (i) an assignment and assumption agreement executed by RES (the “RES Assignment and Assumption Agreement”), in substantially the form attached as Exhibit D hereto, assigning to Buyer’s designee the agreements which RES is a party as set forth in Schedule 4.2(i) hereto (the “RES Agreements”), or (ii) if required by Section 2.5, the Fuel Supply Agreement executed by RES; if Buyer has elected such Gas Services, then Sellers shall deliver the RES Assignment and Assumption Agreement or the Fuel Supply Agreement, as applicable, at the time such Gas Services terminate; and
          (j) a joint direction letter executed by Sellers instructing the Escrow Agent to (i) transfer $40,000,000 of the funds held in the Deposit Escrow Account (as defined in the Escrow Agreement) into the Indemnity Escrow Account (as defined in the Escrow Agreement) and (ii) to transfer all interest earned in the Deposit Escrow Account as directed by Sellers.
     4.3. Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Sellers the following:
          (a) a wire transfer of immediately available funds (to such accounts as Sellers shall have notified Buyer of at least two Business Days prior to the Closing Date) in an amount equal to the Base Purchase Price, reduced by the amount of the Deposit together with any interest earned thereon, as adjusted pursuant to Sections 3.1(b) and 3.1(c), as estimated in good faith by Sellers (the “Estimated Purchase Price”). Sellers shall deliver the Estimated Purchase Price in writing to Buyer at least two Business Days prior to the Closing Date and shall attach to the calculation of the Estimated Purchase Price a schedule showing the estimated adjustments to the Base Purchase Price pursuant to Sections 3.1(b) and 3.1(c);
          (b) an executed counterpart to the Assumption Agreements relating to the Assigned Contracts and Assumed Liabilities;
          (c) (i) an executed copy of the Administrative Services Transition Services Agreement (to the extent Buyer notifies Sellers at least ten (10) days prior to the Closing Date that it intends to enter into the Administrative Services Transition Services Agreement), and (ii) subject to Section 4.4, an executed copy of the Fuel and Power Transition Services Agreement;
          (d) a release of the LTMA Support Obligations (other than with respect to amounts owing prior to Closing) and unless Buyer has elected Gas Services under the Fuel and Power Transition Services Agreement, either (i) RES Assignment and Assumption Agreement executed by Buyer in substantially the form attached as Exhibit D hereto, assigning to Buyer’s designee the RES Agreements, or (ii) if required by Section 2.5, the Fuel Supply Agreement executed by Buyer and Buyer’s Energy Manager; if Buyer has elected such Gas Services, then Buyer shall deliver the RES Assignment and Assumption Agreement or the Fuel Supply Agreement, as applicable, at the time such Gas Services terminate;
          (e) a joint direction letter executed by Buyer instructing the Escrow Agent to (i) transfer $40,000,000 of the funds held in the Deposit Escrow Account into the Indemnity

Escrow Account and (ii) to transfer all interest earned in the Deposit Escrow Account as directed by Sellers; and
          (f) a duly executed certificate as described in Section 9.3(c).
     4.4. RES Fuel Purchase Transactions. If Buyer does not intend to utilize RES’ services under the Fuel and Power Transition Services Agreement, the Parties shall nonetheless enter into the Fuel and Power Transition Services Agreement with respect to the sale to Buyer of the fuel purchased by RES under the RES Fuel Purchase Transactions from and after the Closing Date in accordance with the terms and conditions of the Fuel and Power Transition Services Agreement (including without limitation under Article VI thereto concerning the supplying of credit support) but without payment of the monthly fee set forth in Section 2.1 of the Fuel and Power Transition Services Agreement. Notwithstanding the foregoing, if as of Closing or at anytime thereafter, the Parties are able to cause one or more of the RES Fuel Purchase Transactions to be novated directly to Buyer’s Energy Manager, then such transactions shall be excluded from the Fuel and Power Transition Services Agreement. Each of the Parties shall use commercially reasonable efforts to cause such novations to occur. Each such novation shall include the acknowledgment of the counterparty under such RES Fuel Purchase Transaction that it will look solely to RES for the payments of amounts arising or accruing under such RES Fuel Purchase Transaction prior to the effective time of such novation.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
REGARDING THE ACQUIRED ASSETS
     Each Seller hereby represents and warrants to Buyer, for itself, and with respect to the Acquired Assets owned by such Seller that:
     5.1. Organization and Qualification; Authority. Each Seller is duly formed and existing under the laws of the State of Delaware. Each Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein and in accordance with Sections 363, 1107 and 1108 of the Bankruptcy Code. Each Seller is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except in the jurisdictions where the failure to be so qualified or licensed would not, in the aggregate, be reasonably expected to have a Material Adverse Effect on such Seller’s ability to perform its obligations hereunder. The execution and delivery by Sellers of this Agreement and the performance by each Seller of its respective obligations hereunder have been duly and validly authorized by all necessary limited partnership or limited liability company (as applicable) action on behalf of such Seller. This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

     5.2. No Conflicts; Consents and Approvals. The execution and delivery by each Seller of this Agreement and each of the documents contemplated hereby does not, and the performance by such Seller of its obligations under this Agreement and each of the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not:
          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of such Seller;
          (b) assuming the consents set forth on Schedule 5.2(b) (the “Company Consents”) have been obtained, require the consent of, notice to or approval of any Person under any Material Contract which is an Assigned Contract, be in violation of or result in a default (or give rise to any notice requirement or right of termination, cancellation or acceleration) under any Material Contract that is an Assigned Contracts except for any such violations or defaults (or rights of termination, cancellation or acceleration), as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect;
          (c) assuming all required filings, approvals, consents, authorizations and notices set forth on Schedule 5.2(c) (collectively, the “Sellers’ Governmental Approvals”) including the Sale Order have been made, obtained or given, (i) conflict with or result in a violation or breach of any term or provision of any Law or writ, judgment, order or decree applicable to Sellers or (ii) require the consent of, notice to or approval of any Governmental Authority under any applicable Law, except in each case such conflicts, violations or breaches, or the failure to obtain such consents or approvals, which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and
          (d) result in the imposition or creation of a Lien upon or with respect to the Acquired Assets.
     5.3. Subsidiaries. Sellers have no subsidiaries and do not own equity interests in any Person.
     5.4. Financial Statements. Attached as Schedule 5.4 are copies of (i) the audited financial statements of Channelview LP for the years ended December 31, 2005 and December 31, 2006; and (ii) the unaudited balance sheet and statements of income and cash flow of Channelview LP as of and for the quarter ended September 30, 2007. The December 31, 2006 financial statements fairly present, in all material respects and in accordance with GAAP, the financial position and the results of operations, as the case may be, of Channelview LP as of the dates and for the periods indicated, except in the case of the interim financial statement for footnote disclosure and year-end audit adjustments.
     5.5. Absence of Undisclosed Liabilities; Certain Developments. Except as recorded in the September 30, 2007 Balance Sheet included in Schedule 5.4 (the “Channelview September 30 Balance Sheet”) or the notes thereto or as disclosed on Schedule 5.5, and except such liabilities that do not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, to their Knowledge, neither Seller has aggregate liabilities that would be required to be recorded in a balance sheet prepared in accordance with GAAP, excluding (i) liabilities under Material Contracts, (ii) liabilities under this Agreement, (iii) liabilities incurred in the ordinary course of business since September 30, 2007, (iv) liabilities that will be repaid or extinguished on or prior to the Closing, or not assumed by Buyer pursuant to the terms hereof, (v) liabilities incurred after the date of this Agreement, in accordance with Article 8, and (vi) to the extent not otherwise included in (i) — (iii) and (v) above, administrative expenses in the Chapter 11 Cases.
     5.6. Litigation. Except as disclosed on Schedule 5.6, there is no litigation pending, or, to either Seller’s Knowledge, threatened in writing against such Seller before any Governmental Authority or any arbitrator, except for litigation that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 5.6, neither Seller is subject to any judgment, writ, decree, injunction, rule or order of any Governmental Authority (whether preliminary or final) that prohibits the consummation of the transactions contemplated by this Agreement or otherwise detracts from the value of, or interferes with the present use of, the Acquired Assets, other than, in each case, those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
     5.7. Compliance with Laws. Except as disclosed on Schedule 5.7, neither Seller nor Reliant Energy Power Supply LLC, as registered with NERC and the Texas Regional Entity, as Generator Operator of the Channelview Facility (in such capacity the “Generator Operator”), is in violation of or has been given written notice of any current violation of any Law, except violations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 5.7, with respect to the Channelview Facility, to Sellers’ Knowledge, no investigation, audit or review relating to Sellers, the Channelview Facility, the Generator Operator or any of the other Acquired Assets by any Governmental Authority is pending or threatened, other than, in each case, those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. For the avoidance of doubt, the representation above, insofar as it relates to the Generator Operator, is only made with respect to any Law applicable to it in its capacity as Generator Operator.
     5.8. Permits. Each material Permit used with respect to the operation of the Channelview Facility and the conduct of the Business is set forth on Schedule 5.8(i). Except as disclosed on Schedule 5.8(ii), neither Seller is in violation of the terms of any Permit used to conduct their respective businesses as currently conducted, except for violations which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To Sellers’ Knowledge, such Permits are in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect.
     5.9. Contracts.
          (a) Excluding Assigned Contracts, any Benefit Plans and any Contracts with respect to which Buyer will not be bound or have any liability after the Closing, Schedule 5.9(a) sets forth a list as of the date of this Agreement of the following Contracts to which either Seller is bound (collectively, the “Material Contracts”):
     (i) Contracts for the future purchase, exchange or sale of electric power, steam or ancillary services or fuel;

     (ii) Contracts for the future transmission of electric power or fuel or for the storage of fuel;
     (iii) interconnection Contracts;
     (iv) other than Contracts of the nature addressed by Section 5.9(a)(i) — (ii), Contracts that grant a right or option to purchase any asset of Sellers, other than in each case, Contracts entered into in the ordinary course of business consistent with past practices relating to assets with a value of less than $500,000 individually or $2,000,000 in the aggregate;
     (v) other than Contracts of the nature addressed by Section 5.9(a)(i) — (ii), Contracts for the future provision of goods or services requiring payments in excess of $500,000 for each individual Contract, excluding any such Contracts that are terminable by Sellers without penalty on not more than 30 days’ notice;
     (vi) Contracts under which such Seller has created, incurred, assumed or guaranteed any outstanding indebtedness for borrowed money or any capitalized lease obligation, or under which such Seller has imposed a security interest on any of its assets, tangible or intangible, which security interest secures outstanding indebtedness;
     (vii) letters of credit or outstanding agreements of guaranty, surety or indemnification, direct or indirect, by Channelview LP, or by a Seller or any Affiliate of a Seller for the benefit of Channelview LP;
     (viii) Contracts with Reliant Energy or any Affiliate of Reliant Energy relating to the future provision of goods or services;
     (ix) Contracts under which Channelview LP has advanced or loaned money outside of the ordinary course of business;
     (x) employment, consulting or separation Contracts and any Contract that will result in the payment of any severance, termination, “golden parachute,” or similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement and each of the agreements executed in connection therewith;
     (xi) any collective bargaining agreement;
     (xii) outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, fuel or securities;
     (xiii) Contracts that purport to limit either Sellers’ freedom to compete in any line of business or in any geographic area;
     (xiv) partnership, joint venture or limited liability company agreements; and

     (xv) leases for real property.
     (b) Sellers have provided Buyer with, or access to, true and complete copies of all Material Contracts.
     (c) Except as a result of the filing of the Chapter 11 Cases or as set forth on Schedule 5.9(c) hereto, neither Seller is, and to Sellers’ Knowledge, no counterparty is, in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in such a default under any Assigned Contracts to which either Seller is a party other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
     5.10. Taxes. Except as set forth on Schedule 5.10:
          (a) Each Seller has duly filed with the appropriate Taxing Authorities all Tax Returns required to be filed by it, and such Tax Returns are true, correct, and complete in all material respects.
          (b) Each Seller has duly paid in full any and all Taxes owed by it (whether or not shown or required to be shown on any Tax Return, except in each case where the failure to file such Tax Returns or pay such Tax would not reasonably be expected to, in the aggregate, have a Material Adverse Effect).
          (c) There are no liens for Taxes upon any Acquired Asset, except for liens for Taxes not yet due.
          (d) As of the date hereof, to Sellers’ Knowledge, there are no pending or threatened in writing, Tax audits, examinations, actions, suits, claims, investigations or proceedings with respect to the ownership of the Acquired Assets and no outstanding written deficiencies or assessments for any amount of Tax have been assessed by any Taxing Authority with respect to Taxes relating to the ownership of the Acquired Assets that have been received by Sellers.
          (e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from either Seller for any taxable period and no request for any such waiver or extension is currently pending.
          (f) Neither Seller is a party to or bound by any agreement relating to the sharing or allocation of Taxes.
          (g) Neither Seller is a party to any agreement, Contract, arrangement or plan that (i) has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Law) or any amount that would not be fully deductible as a result of Section 162(m) of the Code (or any similar provision of state, local or foreign Law), or (ii) could provide for the deferral of compensation subject to Section 409A of the Code (or any similar provision of state, local or foreign Law).

          (h) Neither Seller currently is the beneficiary of any extension of time within which to pay any Tax or to file any Tax Return.
          (i) Neither Seller is required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period or portion thereof beginning on or after the Closing Date as a result of (A) a change in method of accounting for a taxable period beginning on or before the Closing Date, (B) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or before the Closing Date, (C) any installment sale or open transaction disposition made on or before the Closing Date, or (D) any prepaid amount received on or before the Closing Date.
          (j) All Taxes required to be withheld or collected by Sellers have been duly withheld and collected and have been properly paid or deposited as required by applicable Laws.
          (k) RESC, at all times since its formation, has been classified and treated for Tax purposes as a disregarded entity, and not as a corporation.
          (l) Channelview LP, at all times since its formation, has been classified and treated for Tax purposes as a partnership, and not as a corporation.
     5.11. Employee Benefit Plans; ERISA.
          (a) Schedule 5.11(a) sets forth a true, correct and complete list, as of the Execution Date, of all Seller Affiliate Plans. No Continuing Employee is entitled to, or may become eligible to receive, any benefit from a Benefit Plan other than a Seller Affiliate Plan. On or before the Execution Date, Sellers have made available to Buyer copies (including amendments) of (i) each of the Seller Affiliate Plans, including any plan documents, trust agreements, annuity contracts, insurance contracts or other funding documents related to a Seller Affiliate Plan, (ii) the latest determination letter obtained from the IRS with respect to any Seller Affiliate Plan intended to be qualified or exempt under Section 401 or 501 of the Code, and (iii) census data for the Channelview Facility Employees for each Seller Affiliate Plan.
          (b) None of Sellers, Sellers’ Affiliates, or any Commonly Controlled Entity contribute to, have an obligation to contribute to, or have ever contributed to, or ever had an obligation to contribute to, any multiemployer plan (within the meaning of Section 3(37) of ERISA).
          (c) All Seller Affiliate Plans and related trust agreements are and have been maintained in compliance both as to form and operation with all Laws, including the Code and ERISA, except to the extent that any such non-compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5.11(c), a favorable determination letter as to qualification under Section 401 of the Code has been issued with respect to any Seller Affiliate Plan intended to be qualified under Section 401 of the Code, and the related trust has been determined to be exempt from taxation under Section 501 of the Code. The Sellers and their Affiliates know of no events or circumstances that have occurred that would adversely affect the qualified status of any such plans or trusts.

          (d) Other than as provided under the Collective Bargaining Contract, no individual listed on Schedule 7.9(b) has ever received employer-subsidized health care or any other non-pension benefits with respect to employment at the Channelview Facility for more than 3l days after his or her employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) and has never been promised such employer-subsidized post-termination benefits with respect to employment at the Channelview Facility.
     5.12. Labor and Employment.
          (a) With respect to each individual employed by Operator who performs services for the Channelview Facility (the “Channelview Facility Employees”), except for the Collective Bargaining Contract, Operator is not a party to, nor is bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees. To Sellers’ Knowledge, there are no union organization campaigns or attempts to organize or establish any employee association underway or threatened involving employees of either Seller.
          (b) Channelview LP is in compliance with all laws, rules and regulations relating to labor relations and employment with respect to the Continuing Employees, except to the extent that any such non-compliance would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
          (c) To Sellers’ Knowledge, no Channelview Facility Employees are in violation of any term or provision of any employment contract, confidentiality or other proprietary information disclosure agreement or other contract relating to the right of any such Person to be employed or engaged by a Seller which would reasonably be expected to have a Material Adverse Effect.
          (d) To Sellers’ Knowledge, none of Operator’s employment policies or practices applicable to the Channelview Facility Employees are currently being audited or investigated by any Governmental Authority which would reasonably be expected to have a Material Adverse Effect. To Sellers’ Knowledge there are no current, nor have there been since four (4) years prior to the Closing Date, any, charges, claims, or demands filed with any Governmental Authority from any current or former Channelview Facility Employees regarding their employment or former employment at the Channelview Facility which would reasonably be expected to have a Material Adverse Effect, including claims or charges of employment discrimination, sexual harassment or unfair labor practices.
          (e) With respect to the Channelview Facility Employees, Operator has complied with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and other Laws, regulations and requirements related to employment, except to the extent that any such non-compliance would not reasonably be expected to have a Material Adverse Effect.
          (f) Except as set forth on Schedule 5.12(f), neither the execution and delivery of this Agreement or the documents contemplated hereby by the Sellers, the performance by the Sellers of their obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby will (i) materially increase or enhance any benefits payable to a Continuing Employee under any Seller Affiliate Plan, or (ii) materially accelerate the time of payment or vesting, or increase the amount, of any compensation due to any Continuing Employee under a Seller Affiliate Plan.
     5.13. Environmental Matters. Except for such matters as disclosed on Schedule 5.13 or for such matters that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:
          (a) With respect to the Acquired Assets, Sellers are in compliance with all applicable Environmental Laws;
          (b) All Permits required under Environmental Laws for conducting the operations of the Channelview Facility, as such facility is currently being operated, have been obtained or applied for and, to the extent obtained, are currently in full force and effect;
          (c) Neither Channelview LP nor any of its Affiliates, with respect to the Channelview Facility, have received any written notice of a pending Claim from any Governmental Authority or other Person alleging that it or the Channelview Facility is in violation of, or has liability under, any applicable Environmental Law;
          (d) To Channelview LP’s Knowledge, there has been no disposal or Release by Sellers or their Affiliates at, on, under or from the Channelview Facility, except in compliance with Environmental Laws; and
          (e) Neither Channelview LP nor any of its Affiliates have received any written notice from any Governmental Authority or other Person alleging that Channelview LP or the Channelview Facility have liability under applicable Environmental Laws with respect to the disposal or transportation, or the arrangement for disposal or transportation, of Hazardous Substances from the Channelview Facility by Channelview LP or any of its Affiliates at or to any off-site location.
     Notwithstanding any other provision of this Agreement to the contrary, this Section 5.13 contains the sole and exclusive representations and warranties of Sellers on environmental matters with respect to Sellers and the Acquired Assets.
     5.14. Intellectual Property. Except as set forth on Schedule 5.14, or as would not reasonably be expected to have a Material Adverse Effect, (a) each Seller owns or has the right to use all Intellectual Property used in the operations of its respective business as currently conducted; (b) to the Knowledge of Sellers, no Person has or is infringing or misappropriating any Intellectual Property of Channelview LP that is exclusively used in the operation of the Channelview Facility; and (c) to the Knowledge of Sellers, no Person has or is infringing or misappropriating any Intellectual Property of RESC that is used exclusively in the running of RESC’s Business. Except for such violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Sellers nor the Channelview Facility have infringed or misappropriated, and the operation of the Channelview Facility does not infringe or misappropriate any valid rights of third parties with respect to Intellectual Property.

     5.15. Real Estate. Channelview LP has delivered or otherwise made available to Buyer true, correct and complete copies of the surveys, title reports and the ground lease set forth on Schedule 5.15. Channelview LP does not own any real property or interest in real property other than pursuant to the Real Estate Leases or with respect to the Entitled Real Property.
     5.16. Insurance. The Channelview Facility and Sellers are covered by valid policies of insurance as part of Reliant Energy’s corporate insurance program. Such insurance coverage shall not survive the Closing.
     5.17. Federal Regulation. As of the Closing Date, the Channelview Facility meets the requirements for a “Qualifying Cogeneration Facility” as defined in Section 3(18)(B) of the Federal Power Act, as amended, and the rules and regulations thereunder and the Public Utility Regulatory Policies Act of 1978, as amended (a “QF”).
     5.18. Brokers. Neither Seller has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     5.19. Conduct of Business and Operations. To Channelview LP’s Knowledge, since December 31, 2006, Channelview LP has operated and maintained the Channelview Facility in accordance with Prudent Industry Practice, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.20. Sufficiency of Assets. Except for the Excluded Assets and assets consumed in the ordinary course of business, the Acquired Assets include all of the assets (whether tangible or intangible) used by the Channelview Facility to conduct the business of the Channelview Facility as conducted as of each of the date hereof, except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Sellers have good title to, or valid license or right to use, free and clear of all Liens (other than Liens that will be discharged prior to Closing or pursuant to the Chapter 11 Cases, or Permitted Exceptions), all of the tangible personal property described in the preceding sentence.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
     In order to induce Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers that:
     6.1. Organization and Qualification. Buyer is a limited liability company duly formed and existing under the Laws of the State of Delaware. Buyer is qualified to transact business and, where applicable, is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, in the aggregate, be reasonably expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.
     6.2. Authority. Buyer has all requisite limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly and validly authorized by all necessary limited liability company action on behalf of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.
     6.3. No Conflicts; Consents and Approvals. The execution and delivery by Buyer of this Agreement and each of the documents contemplated hereby do not, and the performance by Buyer of its obligations hereunder and under each of the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not:
          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its Charter Documents;
          (b) be in violation of or result in a default (or give rise to any right of termination, cancellation or acceleration) under any material Contract to which Buyer is a party or by which any of its assets may be bound except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, be reasonably expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder; or
          (c) assuming all required filings, approvals, consents, authorizations and notices set forth in Schedule 6.3(c) (collectively, the “Buyer Governmental Approvals”) have been made, obtained or given, (i) conflict with or result in a violation or breach of any term or provision of any Law or writ, judgment, order or decree applicable to Buyer or any of its assets or (ii) require the consent or approval of any Governmental Authority under any applicable Law, except in each case such conflicts, violations or breaches, or the failure to obtain such consents or approvals, which would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.
     6.4. Legal Proceedings. Buyer has not been served with written notice of any Claim, and to Buyer’s Knowledge, none is threatened, against Buyer which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.
     6.5. Compliance with Laws and Orders. Buyer is not in violation of or has been given written notice of any current violation of any Law applicable to Buyer or its assets the effect of which, in the aggregate, would reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.
     6.6. Brokers. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of their Affiliates could become liable or obligated.

     6.7. Financial Resources. Buyer at Closing will have sufficient funds to satisfy its obligations required to be performed at Closing.
     6.8. No Knowledge of a Sellers’ Breach. Buyer has no Knowledge of any breach by either Seller of any representation or warranty made hereunder which breach would reasonably be expected to result in a Material Adverse Effect, of which the Buyer has not advised Sellers.
     6.9. Opportunity for Independent Investigation. Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Sellers and the Channelview Facility without reliance on Sellers or any of their Affiliates; provided that such independent investigation and verification shall not affect the express representations, warranties, covenants or other obligations of Sellers contained in this Agreement. Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations.
ARTICLE 7
COVENANTS
     The Parties hereby, as applicable, covenant and agree as follows:
     7.1. Access.
          (a) During the Interim Period, to the extent within their reasonable control in light of the commencement of the Chapter 11 Cases, each Seller (as applicable) will provide, and will cause its Affiliates to provide, Buyer and its Representatives with reasonable access during normal business hours to the Channelview Facility, and the officers and management employees of Sellers and their Affiliates who are responsible for the Channelview Facility in such a manner so as not to unreasonably interfere with the business or operations of Sellers or their Affiliates; provided, that each Seller shall have the right to (i) have a Representative present for any communication with employees or officers of such Seller or its Affiliates, and (ii) impose reasonable restrictions and requirements for safety or operational purposes; provided further, that the right of access granted hereunder shall not include physical testing or sampling. Notwithstanding the foregoing, neither Seller shall be required to provide any information or allow any inspection which (i) such Seller reasonably believe contravenes applicable Law, (ii) constitutes or allows access to information protected by attorney/client privilege, or (iii) such Seller or its Affiliates is required to keep confidential or prevent access to by reason of any Contract with third parties; provided, however, that Sellers shall advise Buyer of the existence of such Contracts at Closing. Following the Closing, Sellers shall be entitled to retain copies of all books and records relating to the ownership and/or operation of their respective businesses (as applicable) and at Buyer’s request after the Closing, to the extent such books and records have not been disposed of, Sellers shall at Buyer’s sole cost and expense, provide Buyer with a copy of any such books and records.
          (b) Buyer agrees to indemnify, defend and hold harmless Sellers, their Affiliates and their Representatives from and against any and all Losses incurred by Sellers, their Affiliates, their Representatives or any other Person arising out of the access rights under this

Section 7.1, including any Claims by any of Buyer’s Representatives for any injuries or Losses while present at the Channelview Facility, EVEN IN INSTANCES OF THE NEGLIGENCE OF SELLERS, THEIR AFFILIATES OR THEIR REPRESENTATIVES, BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLERS, THEIR AFFILIATES OR THEIR REPRESENTATIVES.
          (c) Each Party agrees that, after the Closing Date, it will use its commercially reasonable efforts to cooperate with and make available to the other Party and its Representatives for reviewing and making copies or taking extracts, upon reasonable notice and during normal business hours, books and records and information of or relating to the Acquired Assets which are necessary or useful in connection with any investigation, dispute or proceeding or audit by a Governmental Authority, or any claim by or against a third party involving the Acquired Assets (other than in connection with disputes between the Parties); provided that no such Party shall be required to make available any information, books or records, the disclosure of which would cause a waiver of any applicable privilege or breach of an obligation of confidentiality to a third-party and either party may make access to such information, books and records conditioned upon execution and delivery of a confidentiality agreement reasonably satisfactory to the party requesting disclosure. Further, after the Closing, Buyer shall grant to Sellers or their Representatives the access and right to make copies or take extracts described in the preceding sentence for such other purpose as may be reasonably requested by either Seller. The Party requesting any such books and records, information or cooperation shall bear all of the out-of-pocket costs and expenses of the other Party reasonably incurred in connection therewith (including out-of-pocket expenses to third parties incurred by any Party).
     7.2. Conduct of Business Pending the Closing.
          (a) Except as otherwise contemplated by this Agreement or set forth in Schedule 7.2, during the Interim Period, Sellers will, to the extent within their reasonable control in light of the commencement of the Chapter 11 Cases:
     (i) use their commercially reasonable efforts to operate and maintain the Channelview Facility and the Business in the ordinary course of business consistent with past practices and in accordance with Prudent Industry Practice;
     (ii) use their commercially reasonable efforts to (A) preserve its present business operations, organization (including management) and goodwill with respect to the Channelview Facility and (B) preserve its present relationship with Persons having business dealings with respect to the Channelview Facility;
     (iii) provide to Buyer copies of invoices paid or to be paid during or attributable to the Interim Period; and
     (iv) provide to Buyer copies of the monthly operations reports delivered to Lenders.
          (b) Except as otherwise contemplated by this Agreement, as set forth in Schedule 7.2, as required by any Material Contract or material Permit of either Seller, or as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, during the Interim Period, each Seller (as applicable) will, to the extent within its reasonable control (and as applicable in light of the Chapter 11 Cases) with respect to the Business, the Channelview Facility or the other Acquired Assets, not:
     (i) other than any Permitted Exceptions, permit or allow any Lien securing indebtedness for borrowed money against any of the Acquired Assets;
     (ii) except in the ordinary course of business consistent with past practice, terminate, amend or renegotiate in any material respect or grant a waiver of any material term of, or give any material consent with respect to, any Material Contract which is an Assigned Contract or Permit, or enter into a Contract after the Execution Date that would be a Material Contract if entered into prior to the Execution Date (other than Contracts that will be fully performed prior to Closing or renewals of Contracts in place on the Execution Date);
     (iii) other than accounts payable incurred in the ordinary course of business consistent with past practices or otherwise incurred pursuant to the Material Contracts (or Contracts entered into in accordance with clause (ii) above, after the Execution Date that would be Material Contracts if entered into prior to the Execution Date), incur, create, assume or otherwise become liable for indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations of any other Person unless in any such case paid in full and discharged at or before the Closing;
     (iv) fail to maintain their limited partnership or limited liability company existence or merge or consolidate with any other Person or acquire all or substantially all of the assets of any other Person;
     (v) issue or sell any membership interests, partnership interests or securities or rights convertible into membership interests, partnership interests or securities;
     (vi) liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations if any such action would impact the transactions contemplated hereby;
     (vii) except in the ordinary course of business, sell, assign, license, transfer, convey, lease or otherwise dispose of any assets with a value in excess of $500,000;
     (viii) make or change any material election with respect to Taxes;
     (ix) make any material change in its accounting principles, methods or policies, except as otherwise required by GAAP or applicable Law;
     (x) make any loans or purchase any securities of any Person, except for short-term investments or cash equivalents made in the ordinary course of business consistent with past practices;
     (xi) cancel, terminate or allow any material property or liability insurance policy to lapse;

     (xii) cancel any debts, discount any receivables or waive any claims in excess of $500,000;
     (xiii) amend or modify its Charter Documents if such amendment or modification would affect such Seller’s ability to perform its respective obligations hereunder or under the documents contemplated hereby; or
     (xiv) agree or commit to do any of the foregoing.
     Notwithstanding the foregoing, each Seller may take commercially reasonable actions in accordance with Prudent Industry Practice with respect to emergency situations and to comply with applicable Law so long as such Seller shall, and with respect to Channelview LP, to the extent within its reasonable control in light of the commencement of the Chapter 11 Cases, promptly (but no later than two (2) Business Days after the taking of any such action) inform Buyer of such actions.
     For purposes of clarification, it is understood and agreed that Capital Expenditures made by Sellers for the items and in the amounts set forth in the budget attached hereto as Exhibit F shall be deemed to have been commercially reasonable and made by Sellers to operate and maintain the Channelview Facility and the Business in the ordinary course of business.
     7.3. Use of Certain Names. Within 30 days following the Closing, Buyer shall cease using the Reliant Marks, including eliminating the Reliant Marks from all Acquired Assets and disposing of any unused stationery and literature including the Reliant Marks, and thereafter, Buyer shall not, and shall cause the Channelview Facility not to, use the Reliant Marks or any logos, trademarks, trade names, patents or other Intellectual Property rights belonging to Sellers or any of their Affiliates, or which Sellers or any of their Affiliates have the right to use, and Buyer acknowledges that it, its Affiliates and the Channelview Facility have no rights whatsoever to use such Intellectual Property. Sellers hereby agree not to object to Buyer’s use of any Reliant Marks in connection with the operation of the Channelview Facility during the aforementioned thirty (30) day period.
     Without limiting the foregoing, within 30 days after the Closing Date, Buyer shall provide evidence to Sellers, in a format that is reasonably acceptable to Sellers, that Buyer has provided notice to all applicable Governmental Authorities and all counterparties to the Assigned Contracts regarding the sale of the Acquired Assets to Buyer and the new addresses for notice purposes.
     7.4. Support Obligations.
          (a) Prior to Closing, Buyer shall use commercially reasonable efforts to effect the full and unconditional release, effective as of the Closing, of the Sellers and their Affiliates from any credit support obligations provided by Sellers or such Affiliates with respect to the Acquired Assets or the Business, which are specifically listed on Schedule 7.4(a) at the time required under such schedule (collectively, the “Support Obligations”), including by offering within a reasonable time in advance of such release replacement bonds, guaranties, letters of credit, cash collateral and/or escrow arrangements, as needed, to effect the replacement of such

Support Obligations, in accordance with the applicable requirements of such Support Obligations. Sellers shall reasonably cooperate with Buyer in such effort.
          (b) If Buyer is not successful, following the use of commercially reasonable efforts, in obtaining the complete and unconditional release of Sellers and their Affiliates from the LTMA Support Obligations as of Closing, then Sellers shall have the right to waive the condition to Closing set forth in Section 9.3(a); and
     (i) from and after the Closing, Buyer shall continue to use commercially reasonable efforts to obtain promptly the full and unconditional release of Sellers and their Affiliates from the LTMA Support Obligations;
     (ii) Buyer shall indemnify Sellers (as applicable) and their Affiliates for any liabilities, losses, costs or expenses incurred by Sellers or their Affiliates in connection with the LTMA Support Obligations arising or accruing after the Closing (excluding any such liabilities, losses, costs or expenses resulting from any breach of the LTMA Support Obligations) by Sellers and their Affiliates;
     (iii) Buyer shall not, and shall cause its Affiliates not to, effect any amendments or modifications or any other changes to the contracts or obligations to which any of the LTMA Support Obligations relate, or to otherwise take any action that in either case would reasonably be expected to increase, extend or accelerate the liability of either Seller or their Affiliates under the LTMA Support Obligations, without such Seller’s prior written consent; and
     (iv) Buyer shall deliver to Sellers at the Closing and maintain at all times thereafter until the full and unconditional release of the LTMA Support Obligations in accordance with this Section 7.4, at Sellers’ election, either (A) an irrevocable, standby letter of credit in the amount of the maximum amount of exposure under the LTMA Support Obligations, in form and substance and from an issuing bank reasonably satisfactory to Sellers or (B) a guaranty of the Buyer’s obligations hereunder with respect to the LTMA Support Obligations from a Person with a Credit Rating of Investment Grade, which guarantee shall be in form and substance reasonably satisfactory to Sellers.
     7.5. Termination of Certain Services, Contracts. Except as otherwise provided in the Administrative Services Transition Services Agreement and for purposes of clarity, Buyer shall be responsible for providing all administrative, operating and energy management services, including tax, legal, insurance, financial reporting, operations and maintenance services, technical support and banking services for the Acquired Assets from and after the Closing, and any and all arrangements under which such services are provided by Reliant Energy or an Affiliate shall not be assigned to Buyer and/or shall be terminated, as applicable, including serving as a QSE or a “Retail Electric Provider” with respect to the Channelview Facility.
     7.6. Insurance. Sellers shall be solely responsible for providing insurance to the Channelview Facility and the Business for periods prior to the Closing. Buyer shall be solely responsible for providing insurance to the Channelview Facility and the Business for all periods after the Closing. Buyer acknowledges that no insurance coverage or policy maintained for the

Channelview Facility or the Business will extend beyond the Closing for the benefit of Buyer. Buyer shall provide evidence of such independent coverage to Sellers as of Closing. Notwithstanding any provision hereof to the contrary, if, before the Closing, all or any material portion of the Acquired Assets is (a) condemned or taken by eminent domain or is the subject of a pending or threatened condemnation or taking which has not been consummated, or (b) materially damaged or destroyed by fire or other casualty, Sellers shall notify Buyer promptly in writing of such fact, and (i) in the case of condemnation or taking, Sellers shall assign or pay, as the case may be, any proceeds thereof to Buyer at the Closing and (ii) in the case of a fire or other casualty, Sellers shall either restore such Acquired Asset to substantially the same condition as before such casualty or assign the insurance proceeds therefrom to Buyer at Closing.
     7.7. Tax Matters.
          (a) Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, all Transfer Taxes shall be paid one-half by Buyer and one-half by Sellers. Buyer shall file all Tax Returns required to be filed to report Transfer Taxes.
          (b) Responsibility for Pre-Closing Taxes. Sellers shall be responsible for all Taxes relating to the Acquired Assets with respect to any period (or portion thereof) ending on or before the Closing Date. Sellers shall pay, and shall indemnify Buyer, for any such Taxes. For this purpose, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), Taxes (including any applicable withholding obligations) other than income or franchise Taxes will be allocated between the portion of the Straddle Period ending on the Closing Date (“Pre-Closing Portion”) and the portion of the Straddle Period beginning on the day after the Closing Date. The amount of such Taxes allocable to the Pre-Closing Portion will be determined on the basis of a deemed closing of the books of Sellers as of the close of business on the Closing Date; provided, that in the case of ad valorem Taxes and any other Tax that is a fixed amount for the entire taxable period, the amount of each such Tax allocable to the Pre-Closing Portion will be equal to the product of each such Tax multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the commencement of such period through and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period. The amount of Taxes (other than income or franchise Taxes) for a Straddle Period not allocable to the Pre-Closing Portion shall be allocable to the portion of the Straddle Period beginning the day after the Closing Date.
          (c) Income and Franchise Taxes. Notwithstanding anything in this Agreement to the contrary, each Seller shall be responsible for reporting for any income or franchise Taxes for which it may be liable. Without limiting the foregoing, Sellers shall be responsible for reporting and paying the Texas franchise Tax and any associated penalties and interest with respect to the total revenues of Sellers attributable to the Business through and including the Closing Date. Buyer shall be responsible for reporting and paying the Texas franchise Tax with respect to the total revenues of the Acquired Assets after the Closing Date.
          (d) Texas Temporary Credits. Buyer (i) acknowledges and agrees that a purchaser of the Acquired Assets will not be entitled to any Channelview Texas temporary credits; and (ii) agrees that the Sellers shall have no obligation to the Buyer from and after the Closing, with respect thereto.

          (e) Cooperation. Buyer and Sellers shall cooperate fully as and to the extent reasonably requested by either Party, in connection with the filing of Tax Returns relating to the Acquired Assets and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to such Tax Returns. Such cooperation shall include, the retention and (upon request and until the expiration of the applicable statute of limitations,) the provision of records and information relating solely to the Acquired Assets which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Promptly following receipt of any notice of a Tax Proceeding relating to the Acquired Assets with respect to a taxable period (or portion thereof) ending on or before the Closing Date, the appropriate Seller or Buyer, as the case may be, shall inform the other Party of such Tax Proceeding. The Buyer and Sellers further agree, upon reasonable request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person, or make any election, as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
     7.8. Confidentiality.
          (a) All nonpublic information provided to, or obtained by, Buyer or its Representatives in connection with the transactions contemplated hereby shall be “Evaluation Material” for purposes of the letter dated May 24, 2007 between Channelview LP and Kelson Energy, Inc., an Affiliate of Buyer (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing; provided, that Buyer may disclose such information as may be necessary in connection with seeking Buyer Governmental Approvals.
          (b) Notwithstanding anything to the contrary set forth herein or in any other agreement to which the Parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the Acquired Assets, shall not apply to the U.S. federal tax structure or U.S. federal tax treatment of the Acquired Assets and the Parties hereto (and any employee, Representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the U.S. federal tax structure and U.S. federal tax treatment of the Acquired Assets. The preceding sentence is intended to cause the Acquired Assets not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each Party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the Acquired Assets or any tax matter or tax idea related to the Acquired Assets.
     7.9. Employee and Benefit Matters.
          (a) On or before the Closing, Channelview LP shall take, or shall cause to be taken, all actions necessary to cause the Continuing Employees to cease to accrue any additional benefits on or after the Closing Date under all Seller Affiliate Plans (except as set forth in the Transition Services Agreement to the extent applicable). Prior to the Closing Date, Sellers shall provide Buyer or its designee with census information for the Continuing Employees and all

Seller Affiliate Plan documents as necessary for Buyer to construct and implement the benefit plans required by this Section 7.9.
          (b) Within 45 days after the Execution Date, but effective as of the Closing Date, Buyer or its designee shall offer employment (which shall be contingent on the occurrence of the Closing to each individual who is (i) eligible for employment under applicable law, (ii) actively at work on the Closing Date, and (iii) listed as “actively at work” on Schedule 7.9(b)). Sellers shall not, and shall cause their affiliates to not, discourage such employees from accepting, or otherwise interfere with, the offers made by Buyer or its designee, although such employees may, on their own initiative, post for and be considered for open position with Sellers’ Affiliates. For purposes of this Section 7.9, an employee is not “actively at work” if the employee applied for long-term disability benefits or is receiving long-term disability benefits under any long-term disability plan or program established or maintained by Sellers, Sellers’ Affiliates or any Commonly Controlled Entity as of the Closing Date. All employees described in the preceding sentence shall be listed as “not actively at work” on Schedule 7.9(b). The list of employees identified as “not actively at work” on Schedule 7.9(b) shall be updated as of the Closing Date. Each offer of employment shall be consistent with the provisions of this Section 7.9 and shall remain open for a period of at least 10 days. For a period of at least one year beginning on the Closing Date and subject to the Collective Bargaining Contract (for covered Continuing Employees) and the remaining paragraphs of this Section 7.9 and such individual’s continued employment with Buyer or its designee, Buyer or its designee shall cause each such Continuing Employee to be provided with compensation (including annual incentive compensation) on a substantially equivalent basis to the compensation provided to such employee by the Operator immediately prior to the Closing and benefits (including severance benefits and worker’s compensation benefits) on a basis substantially similar in the aggregate to those provided to such employee by the Operator immediately prior to the Closing (but excluding participation in a defined benefit plan, any right to employer contributions to a defined contribution plan, participation in an employee stock purchase plan, and participation in any stock-based compensation program, in each case, to the extent not offered to employees of Buyer or its designee). Notwithstanding the foregoing sentence, Buyer shall not be required to provide post-retirement medical benefits to any Continuing Employee except for (i) amounts required to be contributed on an annual basis under the Collective Bargaining Contract to accounts of eligible Continuing Employees established by Buyer or its designee to replicate amounts referred to as “Basic Credits”, “Additional Credits” and “Interest” under the Reliant Energy FutureCare program as of the date hereof (“FutureCare Program”), (ii) providing access to accounts under the FutureCare Program for eligible Continuing Employees as required under the Collective Bargaining Contract, and (iii) as required under part 6 of subtitle B of title I of ERISA. After Closing, subject to the Collective Bargaining Contract (for covered Continuing Employees), the employment policies and practices of Buyer or its designee shall apply to the Continuing Employees. Individuals listed on Schedule 7.9(b) who are not actively at work on the Closing Date will not become employees of Buyer or its designee until such time as they are medically certified to return to work, provided such release is within 6 months of the Closing Date. Offers of employment by Buyer or its designee to these employees will be made consistent with the conditions outlined in this Section 7.9.
          (c) Buyer acknowledges and agrees that (i) certain employees employed at the Channelview Facility are represented by the International Brotherhood of Electrical Workers and

its Local Union No. 66 (the “Union”) pursuant to the terms of the Collective Bargaining Contract, (ii) Buyer, or its designee, as applicable, will continue to recognize the Union as the exclusive bargaining representative of the employees whose employment is covered by the Collective Bargaining Contract, (iii) the Collective Bargaining Contract will continue to be effective until it expires by its own terms or is renegotiated, and (iv) Buyer or its designee will assume and be bound by the terms, conditions and provisions of the Collective Bargaining Contract. Buyer further acknowledges that, subject to the terms of the Collective Bargaining Contract and applicable Law, Buyer or its designee shall offer employment (which shall be contingent on the occurrence of the Closing) to the employees covered by the Collective Bargaining Contract. The employment policies and practices of Buyer or its designee shall apply to the Continuing Employees covered by the Collective Bargaining Contract to the extent consistent with the Collective Bargaining Contract. Nothing herein is intended to restrict or prohibit the ability of Buyer or its designee to negotiate modifications of the Collective Bargaining Contract with the Union.
          (d) Buyer shall cause the employee benefit plans and programs maintained after the Closing by Buyer or its designee to recognize each Continuing Employee’s years of service and level of seniority prior to the Closing Date with the Operator (including service and seniority with any other employer that was previously recognized by the Operator) for purposes of terms of employment and eligibility, vesting and benefit determination (but not for benefit accrual under any defined benefit plan) under such plans and programs. Buyer shall cause each employee welfare benefit plan or program sponsored by Buyer or its designee in which a Continuing Employee may be eligible to participate on or after the Closing Date to waive any preexisting condition exclusion with respect to participation and coverage requirements applicable to such Continuing Employee, to the extent that a Continuing Employee provides Buyer with a certificate of creditable coverage as defined in Section 701(c)(1) of ERISA.
          (e) To the extent consistent with the Collective Bargaining Contract, as applicable, Buyer shall cause, or as applicable shall cause its designee to cause, each Continuing Employee and his or her eligible dependents (including all such Continuing Employee’s dependents covered immediately prior to the Closing Date by a Seller Affiliate Plan that is a group health plan) to be offered coverage under a group health plan maintained by Buyer or its designee that (i) provides medical and dental benefits to the Continuing Employee and such eligible dependents effective immediately upon the Closing Date and (ii) credits such Continuing Employee, for the year during which such coverage under such group health plan begins, with any deductibles and co-payments already incurred during such year under a Seller Affiliate Plan that is a group health plan.
          (f) Buyer expressly agrees that it assumes all obligations to provide any required notice under the WARN Act, or other applicable Laws, and to pay all severance payments, damages for wrongful dismissal and related costs, with respect to the termination of any employee of the Operator employed at the Channelview Facility that occurs on or after the Closing Date. Sellers, as applicable, shall remain liable for any such liabilities that may arise as a result of any action taken by Seller prior to the Closing Date.
          (g) Sellers (as applicable) shall cause each Continuing Employee to be permitted to elect on the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his/her account balance under a Seller Affiliate Savings Plan to a defined contribution plan designated by Buyer (the “Buyer Savings Plan”), and Sellers shall cause the applicable Seller Affiliate Savings Plan to deliver to the Buyer Savings Plan as soon as reasonably practicable after such date the promissory notes and other loan documentation, if any, of each Continuing Employee who has elected such a direct rollover in accordance with the procedures as determined by Sellers and Buyer. Buyer and Sellers shall cooperate and take such actions, if any, as are necessary to permit the continuation of loan repayments by Continuing Employees to the Seller Affiliate Savings Plans by payroll deductions during the 90-day period beginning on the Closing Date; provided, however, that if a Continuing Employee makes a direct rollover election as described in this Section 7.9(g) within such 90-day period, then the applicable Seller Affiliate Savings Plan shall continue to accept loan repayments from such Continuing Employee by payroll deduction until the date of such direct rollover. Buyer shall cause the Buyer Savings Plan to accept the direct rollover of electing Continuing Employees’ benefits in cash and, if applicable, promissory notes that are not accelerated from the Seller Affiliate Savings Plans. Sellers represent, warrant and agree with respect to the Seller Affiliate Savings Plans, and Buyer represents warrants and agrees with respect to the Buyer Savings Plan, that, as of each date of a rollover described in this Section 7.9(g), such plan (i) is intended to satisfy the requirements of Sections 401(a), (k), and (m) of the Code and (ii) will have received, or a pending application will have been timely filed for, a favorable determination letter from the IRS regarding such qualified status and covering amendments required to have been adopted prior to the expiration of the applicable remedial amendment period. Except as required by Law or as required by the Collective Bargaining Contract, Buyer or its designee shall not be required to provide any particular benefit under the Buyer Savings Plan. Except as required by Law or as required by the Collective Bargaining Contract, Buyer or its designee shall not be required to provide any particular benefit under the Buyer Savings Plan.
          (h) Claims of Continuing Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits (“Welfare Benefits”) (other than long-term disability benefits) that are incurred before the Closing Date shall be the sole responsibility of the Seller Affiliate Plans. Claims of Continuing Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than long-term disability benefits) that are incurred on or after the Closing Date shall be the sole responsibility of Buyer or its designee. Claims for workers compensation and unemployment compensation arising prior to Closing shall be the sole responsibility of Sellers and their Affiliates. For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began. Claims for long-term disability benefits that are made under a Seller Affiliate Plan prior to the Closing Date, or that relate to any condition of a Continuing Employee existing as of the Closing Date as a result of which such Continuing Employee is not actively at work on the Closing Date, shall be the sole responsibility of the Seller Affiliate Plan. Except as provided in the preceding sentence, claims of Continuing Employees and their eligible beneficiaries and dependents for long-term disability benefits that are incurred from and after the Closing Date shall be the sole responsibility of Buyer or its designee. For purposes of the preceding provisions of this paragraph, claims for long-term disability benefits based on an injury or illness occurring prior to the Closing Date will be deemed to have been incurred prior to the Closing Date. In the case of any claim for benefits other than a medical/dental claim or a long-term disability claim, a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim.
          (i) Except to the extent required by applicable Law, Sellers shall not pay Continuing Employees their accrued and unused vacation, and Buyer or its designee, as applicable, shall provide, without duplication of benefits, all such Continuing Employees with vacation time rather than cash in lieu of vacation time for all accrued and unused vacation through the Closing Date.
          (j) If, within the one-year period beginning on the Closing Date, (i) a Continuing Employee voluntarily terminates his or her employment with Buyer or its designee within 30 days after the date upon which he or she is notified that the principal place of his or her employment is changing to a location that is 25 miles or more from the location of such employee’s principal place of employment immediately prior to the Closing Date, or (ii) the employment of a Continuing Employee is terminated by Buyer or its designee for a reason other than cause (as that term is defined in the Severance Plan as of the Closing Date, but based on the terms of the plan as in effect on the Execution Date), then, in any such case, Buyer or its designee, as applicable, shall provide such Continuing Employee with severance benefits at least equal to the severance benefits which such Continuing Employee would have received under the Severance Plan had the employment of such Continuing Employee been terminated under circumstances entitling him or her to benefits under such plan. Such severance benefits shall be determined based on the terms of the Severance Plan in effect on the Execution Date, but Buyer or its designee shall take into account such Continuing Employee’s aggregate service with Buyer or its designee and his or her pre-Closing Date service recognized pursuant to Section 7.9(d). Notwithstanding the foregoing, the provisions of this Section 7.9(k) shall not apply to any Continuing Employee who is covered by the Collective Bargaining Contract.
          (k) No assets or liabilities of any Seller Affiliate Plan shall be transferred to, or assumed by, Buyer or its designee.
     7.10. Public Announcements. Sellers and Buyer will consult with each other before issuing, and provide each other a reasonable opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with the NYSE, will not issue any such press release or make any such public statement prior to such consultation; provided, that each of the Parties may issue a press release or make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls; provided further, that each Party may make disclosures to Persons bound by a confidentiality obligation to the disclosing Party that covers such disclosed information.
     7.11. Expenses and Fees. Except as expressly provided otherwise herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
     7.12. Regulatory and Other Approvals. During the Interim Period:

          (a) The Parties will, in order to consummate the transactions contemplated hereby, (i) take all commercially reasonable steps necessary, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain or make, as applicable, all necessary or appropriate waivers, consents, approvals and authorizations of, filings with and notices to all third parties and Governmental Authorities required in order to consummate the transactions contemplated by this Agreement and (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith.
          (b) The Parties will provide prompt notification to each other when any such waiver, consent, approval, authorization, filing or notice referred to in Section 7.13(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.
          (c) In furtherance of the foregoing covenants:
     (i) Each Party shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required by FERC, the PUCT or other Governmental Authority or under the HSR Act or any other federal, state or local Laws. Each Party shall submit such filings as soon as practicable, but in no event later than ten (10) Business Days after the execution hereof for filings with the FERC, and ten (10) Business Days after the execution hereof for filings under the HSR Act. The Parties shall request expedited treatment of any such filings, shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate (provided that HSR Act filings and attachments need not be exchanged or preapproved by the other party and provided that any exchange of information between Sellers and Buyer in connection with any filings shall be done in a manner that complies with applicable antitrust laws). Buyer and Sellers shall each pay 50% of the filing fees in connection with submissions by the Parties pursuant to the HSR Act. Except as described in the immediately preceding sentence, each Party shall bear its own costs incurred in connection with the filing.
     (ii) The Parties shall not, and shall cause their respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the aforementioned filings. Without limiting the foregoing, Buyer agrees that except as may be agreed in writing by Sellers or as may be expressly permitted pursuant to this Agreement, it shall not, and shall not permit any of its subsidiaries or Affiliates to, acquire, develop or construct any electric generation or transmission facility, enter into any Contract with respect to any electric generation or transmission facility, or otherwise obtain control over any electric generation or transmission facility, located within the State of Texas or the control areas operated by ERCOT or take any action with any Governmental Authority relating to the foregoing, or agree, in writing or otherwise, to do any of the foregoing, in each case which could reasonably be expected to materially delay the consummation of the transactions contemplated hereby or result in the failure to satisfy any condition to consummation of the transactions contemplated hereby.
     (iii) Buyer shall cooperate in good faith with the Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement, including proffering and consenting to a governmental order providing for the sale or other disposition, or the holding separate, of particular Acquired Assets or of any other assets or lines of business of Buyer or its Affiliates in order to remedy any competition concerns that any Governmental Authority may have. The entry by any Governmental Authority in any legal proceeding of a governmental order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Buyer or its Affiliates to be held separate or sold or disposed of thereafter (including the Acquired Assets) shall not be deemed a failure to satisfy any condition to Closing.
          (d) Each Party agrees that, after the Closing Date, it will cooperate in good faith with the other Parties to complete in a timely manner, all post-closing filings and notices required by FERC or any other Governmental Authorities.
     7.13. Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions and execute and deliver such other documents as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.
     7.14. Schedule Update. From time to time, but no less than 15 days prior to the Closing Date, either Seller may, at its option, supplement or amend and deliver updates to the Disclosure Schedules (each a “Schedule Update”) that are necessary to complete or correct any information in such Schedules or in any representation or warranty of such Seller provided, however, that no such updates shall be permitted with respect to Schedules 2.1(a), (b), (c), (g), (h), Schedule 2.2(p), Schedule 7.2, Schedule 7.4(a), and Schedule 8.1(d). If Buyer has the right to terminate the Agreement pursuant to Section 10.1(c) as a result of such Schedule Update and does not exercise such right by the tenth day after delivery of the Schedule Update then such Schedule Update shall be deemed to have amended the appropriate Schedule or Schedules as of the date of this Agreement, to have qualified the representations and warranties contained in Article 5 as of the date of this Agreement and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter.
     7.15. PUCT Matters. Buyer understands and acknowledges that RESC is certificated by the PUCT to provide retail electric service to Channelview LP and Equistar under Certificate No. 10044. Buyer acknowledges and accepts the obligation to take all steps required prior to Closing to (i) apply for its own PUCT certification as a “Retail Electric Provider” and (ii) engage a QSE to act on Buyer’s behalf with regard to sales of electricity at retail.

     7.16. Equistar Consents. Buyer will act in good faith and cooperate with Sellers in obtaining any and all consents of Equistar required for the transaction contemplated by this Agreement.
     7.17. Boiler Feedwater Pump. Provided such installation is not completed prior to Closing, and pursuant to paragraph 4.B of the Settlement Agreement (as in effect on the date hereof), Buyer agrees to complete the installation of the Pump (as defined in the Settlement Agreement) in accordance with the terms and conditions of the Settlement Agreement. Sellers shall pay to Buyer amounts incurred by Buyer, to the extent such amounts are reimbursable by Equistar, and at the time such amounts would otherwise be due from Equistar in accordance with Section 4.B of the Settlement Agreement, for its share of the work performed after the Closing Date in connection with the installation of the Pump as required by the Settlement Agreement, subject to receipt by Sellers of an appropriate invoice and supporting documentation (the “Pump Payments”).
     7.18. Fulfillment of Conditions. Subject to the terms and conditions herein, each of the Parties hereto shall use its commercially reasonable efforts to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including the satisfaction of all conditions thereto set forth herein, to the extent it can reasonably do so.
     7.19. Cure of Defaults. At or prior to Closing, each Seller shall (i) cure any and all defaults under the Assigned Contracts required to be cured under the Bankruptcy Code in order to assign such Contract to Buyer pursuant to Section 365 thereof, and (ii) pay all Cure Costs that are required to be paid as a condition to the assumption and assignment of such Assigned Contracts under section 365 of the Bankruptcy Code. At Closing, Sellers shall establish a reserve of cash in a bank account (the “Cure Cost Reserve Amount”) in an amount sufficient to satisfy any disputed Cure Costs and any Cure Costs not settled or paid (whether or not then due and payable) prior to Closing. After Closing, Sellers shall promptly resolve, settle and/or pay from the Cure Cost Reserve Amount all remaining Cure Costs.
     7.20. 2007 Financial Statements. It is understood and agreed between Buyer and Sellers that if the audit of the financial statements of Channelview LP for the period ended December 31, 2007 (the “2007 Financial Statements”) is completed on or prior to Closing, a true, correct and complete copy of the audited 2007 Financial Statements shall be promptly provided to Buyer. If the audit of the 2007 Financial Statements is not completed prior to Closing (i.e., the auditors have not completed their review and approval thereof), Sellers shall provide at Closing (and, to the extent necessary, at any time thereafter that further information is reasonably requested by Buyer, provided that such information has to such date been retained by Sellers or their Affiliates) to Buyer the current form of the 2007 Financial Statements that are under review by the auditors, contact information for such auditors, all correspondence to and from such auditors relating to the 2007 Financial Statements which does not contain confidential information about the Sellers’ Affiliates, and any other relevant documentation and/or materials in Sellers’ possession or control that is reasonably requested by Buyer in order for the auditors to complete the audit of the 2007 Financial Statements. Buyer, acknowledges that Sellers’ auditors are under no obligation to, and may opt not to, complete an audit of the 2007 Financial Statements.

ARTICLE 8
BANKRUPTCY PROCEDURES
     8.1. Bankruptcy Actions.
          (a) The approval of this Agreement by the Bankruptcy Court is required for the Agreement to be binding and enforceable against the Sellers.
          (b) Not later than two (2) days after the date hereof, Channelview LP shall file with the Bankruptcy Court and provide sufficient notice to all parties entitled to notice under applicable provisions of the Bankruptcy Code and Rules, including all Persons who have asserted liens, encumbrances or other interests in the Acquired Assets, counsel to any official committee appointed in the Chapter 11 Cases, the United States trustee, all creditors of any debtor in the Chapter 11 Cases and all parties to the Assigned Contracts, in form and substance reasonably satisfactory to Buyer, of the motion of the Sellers seeking entry of the Sale Order (the “Sale Motion”). In addition, notice of the Sale Motion and the proposed entry of the Sale Order shall be given by Sellers (at Sellers’ expense) by publication of a notice, in form and substance reasonably satisfactory to Buyer, in each publication listed on Schedule 8.1(b). Channelview LP shall seek a hearing on the Sale Motion to occur as soon as possible in accordance with the Local Rules of the Bankruptcy Court. In the event that an auction of the Acquired Assets is required by the Bankruptcy Court, the Sellers shall use commercially reasonable efforts to have the Sale Order entered on or before sixty (60) days after the date hereof. In the event that no auction of the Acquired Assets is required by the Bankruptcy Court, the Sellers shall use commercially reasonable efforts to have the Sale Order entered on or before thirty (30) days after the date hereof. Each Seller shall promptly provide Buyer with drafts of all documents, motions, orders, filings or pleadings, that such Seller proposes to file with the Bankruptcy Court that relate to (i) this Agreement or the transactions contemplated hereunder, (ii) entry of the Sale Order, (iii) the Sale Motion or (iv) Buyer, and will provide Buyer with a reasonable opportunity to review such documents in advance of their service and filing. Each Seller shall consult and cooperate with Buyer, and consider in good faith the views of Buyer with respect to all such filings. Buyer covenants and agrees that it shall cooperate with Channelview LP in connection with furnishing information or documents to Channelview LP to satisfy the requirements of adequate assurance of future performance under section 365(f)(2)(B) of the Bankruptcy Code.
          (c) Seller shall promptly make any filings, take all actions, and use all reasonable efforts to obtain any and all other approvals and orders of the Bankruptcy Court necessary or appropriate for consummation of the transactions contemplated hereby, subject to Seller’s obligations to comply with any order of the Bankruptcy Court and other applicable Laws. Buyer will, if requested by Sellers, reasonably cooperate with the Sellers with respect to the Chapter 11 Cases in order to consummate the transactions contemplated hereunder, and will not take any action opposing or attempting to delay or hinder the transactions contemplated hereby in the Chapter 11 Cases.
          (d) Notwithstanding anything in this Agreement to the contrary, if the Bankruptcy Court declines to enter the Sale Order on the basis that an auction for the Acquired Assets should first take place (a “Court Auction Determination”), Sellers shall, within 48 hours of such determination, file a bidding procedures motion with the Bankruptcy Court, in form and substance reasonably satisfactory to Buyer, seeking the entry of an order approving the bid protections and procedures set forth on Schedule 8.1(d) (“Bid Procedures Order”).
ARTICLE 9
CONDITIONS TO THE CLOSING
     9.1. Conditions to the Obligations of Each Party. The obligations of the Parties to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing (other than the condition contained in Section 9.1(d), the satisfaction of which cannot be waived), in whole or in part, as to a Party by such Party:
          (a) no judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction or other condition arising under Law shall be in effect which has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated by this Agreement (each Party agreeing to use its commercially reasonable efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted);
          (b) (i) any waiting period applicable to consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and (ii) all Sellers’ Governmental Approvals designated with an asterisk on Schedule 5.2(c) and Buyer’s Governmental Approvals designated with an asterisk on Schedule 6.3(c) shall have been filed, made or obtained, as the case may be;
          (c) Subject to Section 2.5, the consents, waivers and approvals listed on Schedule 9.1(c) shall have been obtained (with no conditions that would reasonably be expected to materially and adversely impact the rights and obligations under the applicable Assigned Contract for which such consent, waiver or approval is provided) either from the applicable third party or through entry of the Sale Order; and
          (d) the Bankruptcy Court shall have entered the Sale Order, and the Sale Order shall not have been stayed, and no Adverse Ruling shall be in effect.
     9.2. Conditions to the Obligations of Buyer. The obligation of Buyer to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of the following further conditions, any one or more of which may be waived, in whole or in part, by Buyer:
          (a) Sellers shall have performed their obligations hereunder required to be performed by such Seller at or prior to the Closing Date, unless the failure to perform would not reasonably be expected to have a Material Adverse Effect (except for Channelview LP’s obligations contained in Section 3.5, which, assuming the Settlement Agreement is then still in effect, shall have been performed in full through an application of a portion of the payment of the Purchase Price in accordance with Section 3.5);

          (b) the representations and warranties of each Seller contained in this Agreement (without regard to “materiality”, “material adverse effect”, Material Adverse Effect or similar qualifiers) shall be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
          (c) Buyer shall have received certificates signed on behalf of each Seller by an executive officer of each Seller indicating that the conditions provided in Section 9.2(a) and Section 9.2(b) have been satisfied;
          (d) Sellers shall have complied with their obligations under Section 7.19 in all material respects;
          (e) Sellers shall have delivered each of the items required by Section 4.2;
          (f) Buyer shall have received a letter from URS consenting to Buyer’s reliance on the Phase I Environmental Site Assessment, dated as of November 2007, as updated December 20, 2007, in form and substance reasonably acceptable to Buyer; and
          (g) since the Execution Date, no Material Adverse Effect shall have occurred and be continuing.
     9.3. Conditions to the Obligations of Sellers. The obligation of Sellers to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of the following further conditions, any one or more of which may be waived, in whole or in part, by Sellers:
          (a) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;
          (b) the representations and warranties of Buyer contained in this Agreement (without regard to “materiality”, “material adverse effect”, or similar qualifiers) shall be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for failures to be true and correct that would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Buyer’s ability to perform its obligations hereunder;
          (c) Sellers shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer indicating that the conditions provided in Section 9.3(a) and Section 9.3(b) have been satisfied;
          (d) Sellers shall have received the complete and unconditional release of Sellers and their Affiliates from the LTMA Support Obligations (other than with respect to amounts owing prior to Closing) and unless Buyer has elected Gas Services under the Fuel and Power Transition Services Agreement, either (i) the full execution of the RES Assignment and Assumption Agreement, or (ii) or if required by Section 2.5, the Fuel Supply Agreement shall have been executed by Buyer and Buyer’s Energy Manager; and

          (e) Buyer shall have delivered each of the items required by Section 4.3.
ARTICLE 10
TERMINATION
     10.1. Termination. This Agreement may be terminated and the consummation of the transactions contemplated hereby may be abandoned at any time prior to the Closing only under one of the following circumstances:
          (a) by mutual written consent of Sellers and Buyer; or
          (b) by either Sellers or Buyer:
     (i) if the Closing has not occurred on or before 6 months after the Execution Date (such date, the “Termination Date”) provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Termination Date; or
     (ii) if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and nonappealable;
          (c) by Buyer if there has been a material breach by either Seller of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a closing condition set forth in Section 9.2(a) — (e) (which is not waived) and (y) cannot be cured prior to the Termination Date; provided that Buyer is not then in breach in any material respect of any representation, warranty, covenant or agreement contained herein; and
          (d) by either Seller (i) if Buyer has not made the Deposit on the date required to be made pursuant to Section 3.2, or (ii) if there has been a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a closing condition set forth in Section 9.3(a) — (e) (which is not waived) and (y) cannot be cured prior to the Termination Date; provided that Sellers are not then in breach in any material respect of any representation, warranty, covenant or agreement contained herein.
     The Party desiring to terminate this Agreement pursuant to Section 10.1 (other than pursuant to Section 10.1(a)) shall give notice of such termination to the other Party.
     10.2. Effect of Termination. In the event of termination of this Agreement by either Sellers or Buyer prior to the Closing pursuant to the provisions of Section 10.1, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of Buyer or Sellers or their respective officers or directors (except pursuant to Section 7.1(b), Section 7.8, Section 7.11, Section 10.2, Section 10.3, Article 11, Section 12.4 and Section 12.5,

all of which shall survive the termination); provided, that nothing in this Section 10.2 shall relieve any Party from liability for any willful breach of this Agreement by such Party prior to termination of this Agreement.
     10.3. Termination Fees.
          (a) If this Agreement is terminated pursuant to Section 10.1(d), then in lieu of all other claims and remedies that might otherwise be available with respect thereto, including elsewhere hereunder and notwithstanding any other provision of this Agreement, Buyer shall pay immediately to Sellers as liquidated damages in connection with such termination, an amount in immediately available funds equal $40,000,000, and Sellers shall have the right immediately to draw on the Deposit to satisfy such payment obligation of Buyer.
          (b) The provision for payment of liquidated damages in this Section 10.3 has been included because, in the event of a termination of this Agreement pursuant to Section 10.1(d), the actual damages to be incurred by Sellers can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.
          (c) If this Agreement is terminated pursuant to Section 10.1(c), Sellers shall pay (and shall be jointly and severally responsible for the payment thereof) to Buyer all of Buyer’s reasonable third-party costs and expenses (including reasonable attorneys’ and accountants’ fees and related expenses) incurred by Buyer in connection with the transactions contemplated by this Agreement, including: (i) Buyer’s due diligence review with respect to the Acquired Assets (including costs and expenses for third party consultants and related reports); (ii) the negotiation of this Agreement, the exhibits attached hereto and the documents to be executed pursuant hereto; and (iii) analysis of securities, Tax and other transaction related issues. Provided, however, that in the event this Agreement is terminated pursuant to Section 10.1(c), Sellers shall only be responsible for Buyer’s third-party expenses to the extent such expenses do not exceed $2,000,000; provided further that in the event this Agreement is terminated pursuant to Section 10.1(c) as a result of a willful breach of this Agreement by Sellers, Sellers shall pay immediately to Buyer as liquidated damages in connection with such termination, $15,000,000 in immediately available funds. Any obligation of Sellers to pay damages hereunder shall be an administrative expense under Section 507(a)(1) of the Bankruptcy Code and shall be payable as specified herein and not be subject to any defense, counterclaim, offset, recoupment or reduction of any kind whatsoever.
ARTICLE 11
INDEMNIFICATION
     11.1. Survival. All representations, warranties, covenants and agreements contained herein, and the right to commence any Claim with respect thereto, shall terminate upon the Closing Date, except that (a) the representations and warranties of Sellers and Buyer contained herein shall survive until the first anniversary of the Closing Date, (b) the representations and warranties contained in Section 5.10 shall survive until thirty (30) days after the expiration of the applicable statute of limitations, and (c) the covenants and agreements of the Parties contained herein that by their terms are to be performed after the Closing Date, shall survive and continue in effect in accordance with their terms; provided, that in the event written notice of any Claim for indemnification under Section 11.2(a)(i), Section 11.2(a)(ii), Section 11.2(d)(i) or Section 11.2(d)(ii) shall have been given in accordance herewith within the applicable survival period setting forth such Claim in reasonable detail (including a reasonable specification of the legal and factual basis for such Claim and the Loss incurred), the representations, warranties, covenants and agreements that are the subject of such indemnification Claim shall survive with respect to that Claim until such time as the Claim is fully and finally resolved.
     11.2. Indemnification.
          (a) Subject to the provisions of this Article 11, from and after the Closing, Sellers shall jointly and severally indemnify, defend and hold the Buyer Indemnified Group harmless from and against any and all Losses, whether arising out of contract, tort, strict liability, other Law or otherwise, actually incurred by any of them to the extent arising out of or resulting from:
     (i) any breach as of the Closing Date of a representation or warranty made by either Seller herein (including the related Schedules);
     (ii) any breach of any covenant or agreement of either Seller herein;
     (iii) the Excluded Liabilities; and
     (iv) any failure of Sellers to make the Pump Payments to Buyer in accordance with Section 7.17.
          (b) Notwithstanding anything to the contrary in this Agreement, Sellers shall not be liable for any Losses with respect to the matters set forth in Section 11.2(a) unless (x) a Claim is timely asserted during the survival period specified in Section 11.1, (y) the Loss with respect to the particular act, circumstance, development, event, fact, occurrence or omission exceeds $500,000 (aggregating all Losses arising from substantially identical facts) and (z) the aggregate of all Losses under Section 11.1(a) exceeds, on a cumulative basis, 2% of the Final Purchase Price and then only to the extent of such excess. Notwithstanding anything to the contrary in this Agreement, the aggregate liability of Sellers to the Buyer Indemnified Group arising under or related to the matters set forth in this Agreement, whether based in contract, tort, strict liability, other Law or otherwise, shall not exceed 15% of the Final Purchase Price, provided that the foregoing limitations shall not apply to the Excluded Liabilities and the Pump Payments.
          (c) In connection with Sellers’ obligations under this Section 11.2, upon Closing, pursuant to Sections 4.2(j) and 4.3(e), Forty Million Dollars ($40,000,000) will be transferred into the Indemnity Escrow Account (the “Indemnity Security”) to be held and disbursed pursuant to the terms of the Escrow Agreement and this Agreement; provided, however, the Sellers may at any time and in their sole discretion, withdraw the Indemnity Security so long as Reliant Energy simultaneously provides Buyer with a guaranty of all of Sellers’ obligations under this Section 11.2, in form and substance reasonably satisfactory to Buyer, such guaranty to terminate one (1) year from the Closing Date. It is further agreed that at any time, beginning one (1) year from the Closing Date, if Sellers have not replaced the Indemnity Security with a guaranty of Reliant Energy, Sellers may withdraw the entire amount of the Indemnity Security and any accrued interest without providing any replacement security, provided, however, if a claim has been made on the Indemnity Security, the amount remaining in the Indemnity Escrow Account may not be less than the amount of such claim (if the amount of such claim is indeterminate, the amount remaining in the Indemnity Escrow Account shall be the highest reasonable estimate for such claim in the reasonable judgment of Buyer).
          (d) Subject to the provisions of this Article 11, from and after the Closing, Buyer hereby agrees to indemnify, defend and hold the Seller Indemnified Group harmless from and against any and all Losses, whether arising out of contract, tort, strict liability, other Law or otherwise, actually incurred by any of them to the extent arising out of or resulting from:
     (i) any breach as of the Closing Date of a representation or warranty made by Buyer herein;
     (ii) any breach of any covenant or agreement of Buyer herein; and
     (iii) the Assumed Liabilities.
          (e) THE PARTIES INTEND AND AGREE THAT THE INDEMNITY OBLIGATIONS SET FORTH IN THIS SECTION 11.2 ARE INTENDED TO AND SHALL EXTEND TO AND COVER ANY AND ALL LOSSES RESULTING FROM OR CAUSED IN WHOLE OR IN PART BY ANY ACTIVE, PASSIVE, AFFIRMATIVE, SOLE, CONCURRENT OR OTHER NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, REGARDLESS OF WHETHER SUCH LOSSES RESULT FROM OR ARE CAUSED IN WHOLE OR IN PART BY ANY ALLEGED OR ACTUAL NEGLIGENCE OR OTHER FAULT OF, (I) ANY OF THE BUYER INDEMNIFIED PARTIES WITH RESPECT TO SECTION 11.2(a), AND (II) ANY OF THE SELLER INDEMNIFIED PARTIES WITH RESPECT TO SECTION 11.2(d); and shall be the sole and exclusive remedy of the parties hereunder from and after the Closing.
          (f) Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each certificate or document delivered pursuant to this Agreement shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect”, or any derivation thereof, in each instance where the effect of such term(s) would be to make such representation and warranty less restrictive (as if such standard or qualification were deleted from such representation and warranty).
          (g) The indemnification obligations set forth in this Section 11.2 are made notwithstanding any investigation by or on behalf of Buyer or the result of any investigation and notwithstanding the participation of Buyer in the Closing.
     11.3. Waiver of Other Representations.

          (a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLERS OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED ASSETS, OR ANY PART THEREOF, EXCEPT THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NEITHER BUYER NOR ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY, EXCEPT THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, (I) NEITHER SELLER MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY ENVIRONMENTAL MATTERS EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.13, (II) NEITHER SELLER MAKES ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE ACQUIRED ASSETS, AND (III) NEITHER SELLER MAKES ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO INFORMATION PROVIDED TO BUYER IN RESPONSE TO QUESTIONS PRESENTED BY BUYER OR OTHER INFORMATION PROVIDED TO BUYER RELATING TO THE ACQUIRED ASSETS; PROVIDED, THAT THIS SENTENCE SHALL NOT LIMIT THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5.
          (b) EXCEPT FOR THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5, THE ACQUIRED ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED ASSETS.
          (c) BUYER ACKNOWLEDGES THAT IT HAS INVESTIGATED TO ITS SATISFACTION, THE CONDITION AND SUITABILITY OF ALL ASPECTS OF THE ACQUIRED ASSETS AND ALL MATTERS AFFECTING THE VALUE OR DESIRABILITY OF THE ACQUIRED ASSETS, INCLUDING, BUT NOT LIMITED TO, THE OPERATIONAL ASPECTS OF THE CHANNELVIEW FACILITY, POTENTIAL ENVIRONMENTAL HAZARDS ARISING FROM THE PRESENCE ON OR ABOUT THE PROPERTY OF HAZARDOUS SUBSTANCES, INCLUDING ASBESTOS, FORMALDEHYDE, RADON GAS, LEAD-BASED PAINT, OTHER LEAD CONTAMINATION, FUEL OR CHEMICAL STORAGE TANKS, CAVERNS, PIPELINES, ELECTROMAGNETIC FIELDS, PHOSPHO-GYPSUM OR POLYCHLORINATED BIPHENYLS. EXCEPT AS EXPRESSLY PROVIDED HEREIN,

NEITHER THE SELLERS, NOR THEIR AFFILIATES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE PHYSICAL CONDITION OF THE ACQUIRED ASSETS, THE USES OF THE ACQUIRED ASSETS OR ANY LIMITATIONS THEREON, THE INCOME TO BE DERIVED THEREFROM, THE COSTS OF OPERATION, COMPLIANCE WITH LAW, AND/OR ANY REQUIREMENTS FOR ALTERATIONS OR IMPROVEMENTS TO COMPLY WITH LAW, INCLUDING ANY REPRESENTATIONS OR WARRANTIES PERTAINING TO ZONING, ENVIRONMENTAL OR OTHER LAW; THE UTILITIES, PIPELINES OR OTHER PHYSICAL EQUIPMENT AND FIXTURES ON THE REAL PROPERTY COMPRISING OR ASSOCIATED WITH THE ACQUIRED ASSETS OR ANY OTHER ASPECT OF THE ECONOMIC OPERATIONS ON SUCH REAL PROPERTY; THE CONDITIONS OF THE SOILS, WATER OR GROUNDWATER OF, OR IN THE VICINITY OF, SUCH REAL PROPERTY; THE PRESENCE OR ABSENCE OF ELECTROMAGNETIC FIELDS, TOXIC MATERIALS OR HAZARDOUS SUBSTANCES ON OR UNDER SUCH REAL PROPERTY OR IN THE VICINITY OF SUCH REAL PROPERTY; OR ANY OTHER MATTER BEARING ON THE USE, VALUE OR CONDITION OF THE ACQUIRED ASSETS.
     11.4. Waiver of Remedies; Certain Limitations. Notwithstanding anything in this Agreement to the contrary:
          (a) the Parties hereby agree that no Party shall have any liability, and no Party shall make any Claim, for any Loss or other matter, under, relating to or arising out of this Agreement or any other document, agreement, certificate or other matter delivered pursuant hereto, whether arising out of contract, tort, strict liability, other Law or otherwise, except as expressly set forth in Section 3.3, Section 7.1(b), Article 10 and this Article 11.
          (b) NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT SUCH DAMAGES THAT ARE PAYABLE TO A THIRD PARTY WITH RESPECT TO A THIRD PARTY CLAIM FOR WHICH ANY PERSON IS SEEKING INDEMNIFICATION HEREUNDER;
          (c) in calculating any amount of Losses recoverable pursuant to Section 11.2(a) or Section 11.2(d), the amount of such Losses shall appropriately take into account Tax consequences and be reduced by (i) any insurance proceeds actually received relating to such Loss, net of any related deductible and any expenses to obtain such proceeds, and (ii) any recoveries from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such third party payment. The Parties agree to treat any indemnification payment pursuant to this Article 11 as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Law. The Indemnified Party shall use its commercially reasonable efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder. In the event any insurance proceeds or other recoveries from third parties (described in clause (ii) of this Section 11.4(c)) are actually realized (in each case net of expenses of such recoveries) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or third party recoveries described in clause (ii) of this Section 11.4(c) relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment (net of reasonable attorney’s fees and other expenses incurred in connection with such recoveries);
          (d) no Representative or Affiliate of either Seller shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of such Seller in this Agreement and no Representative or Affiliate of Buyer shall have any personal liability to Sellers or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement;
          (e) no member of the Buyer Indemnified Group shall be entitled to indemnification under this Article 11 if the facts and circumstances giving rise to such claim for indemnification would result in a breach of Section 6.8 hereof;
          (f) each Party shall have a duty to use commercially reasonable efforts to mitigate any Loss suffered by such Party in connection with this Agreement;
          (g) No Seller shall have any liability for any Losses that represent the cost of repairs, replacements or improvements which enhance the value of the repaired, replaced or improved asset above its value on the Closing Date or which represent the cost of repair or replacement exceeding the reasonable cost of repair or replacement;
          (h) Buyer, on behalf of itself and its Affiliates (including RESC), hereby releases, waives and discharges forever each Seller and its Affiliates from all present and future Claims and from all Losses, present and future, that are or may be attributable to the matters described in Section 11.3;
          (i) From and after Closing, Buyer, on behalf of itself and its Affiliates, agrees to release and indemnify and hold harmless Sellers, their Affiliates and the managers, officers, directors and employees of Channelview LP and RESC (acting in their capacity as such) from and against any Losses for controlling member liability or breach of fiduciary duty or other duty relating to any pre-Closing actions or failures to act (including negligence or gross negligence) in connection with the Business prior to the Closing; provided that nothing in this Section 11.4(h) shall effect Sellers’ obligations under Section 11.2(a)-(c). THE PARTIES INTEND AND AGREE THAT THE INDEMNITY OBLIGATIONS SET FORTH IN THIS SECTION 11.4(i) ARE INTENDED TO AND SHALL EXTEND TO AND COVER ANY AND ALL LOSSES RESULTING FROM OR CAUSED IN WHOLE OR IN PART BY ANY ACTIVE, PASSIVE, AFFIRMATIVE, SOLE, CONCURRENT OR OTHER NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, REGARDLESS OF WHETHER SUCH LOSSES RESULT FROM OR ARE CAUSED IN WHOLE OR IN PART BY ANY ALLEGED OR ACTUAL NEGLIGENCE OR OTHER FAULT OF ANY OF THE PERSONS TO BE INDEMNIFIED PURSUANT TO THIS SECTION 11.4(i);

          (j) THE REMEDIES FOR ENVIRONMENTAL CLAIMS SET FORTH IN THIS AGREEMENT SHALL BE THE BUYER’S SOLE AND EXCLUSIVE REMEDIES AND BUYER EXPRESSLY WAIVES ALL OTHER RIGHTS OF RECOVERY AGAINST SELLERS UNDER ANY ENVIRONMENTAL LAW INCLUDING, BUT NOT LIMITED TO, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (CERCLA) AND THE RESOURCE CONSERVATION AND RECOVERY ACT (RCRA).
     11.5. Procedures for Indemnification. Whenever a Claim shall arise for indemnification resulting from or in connection with a Claim by a third party (a “Third-Party Claim”), the Person entitled to indemnification (the “Indemnified Party”) shall promptly notify the Party from which indemnification is sought (the “Indemnifying Party”) of such Claim and, when known, the facts constituting the basis of such Claim; provided, that failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party has been prejudiced by such failure. Following receipt of notice of any such Third-Party Claim, and unless the assumption of such defense by the Indemnifying Party would be inappropriate due to a conflict of interest, the Indemnifying Party shall have the option, at its cost and expense, to assume the defense of such Third-Party Claim and to retain counsel (not reasonably objected to by the Indemnified Party) to defend any such claim or legal proceeding, and the Indemnifying Party shall not be liable to the Indemnified Party for any fees of other counsel or any other expenses (except as expressly provided to the contrary herein) with respect to the defense of such Claim, other than reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. In the defense of such Claim, the Indemnifying Party shall act in good faith and conduct the defense actively and diligently, and in the event the Indemnifying Party is not complying with the foregoing, the Indemnified Party shall have the right to assume the defense of such Claim. The Indemnified Party shall have the option of joining the defense of such Claim (which shall be at the sole cost and expense of the Indemnified Party) with counsel not reasonably objected to by the Indemnifying Party and counsel for each party shall, to the extent consistent with such counsel’s professional responsibilities, cooperate with the other party and any counsel designated by that party. In effecting the settlement or compromise of, or consenting to the entry of any judgment with respect to, any such Third-Party Claim with respect to which the Indemnifying Party has assumed the defense in accordance with this Section 11.5, the Indemnifying Party, or the Indemnified Party, as the case may be, shall act in good faith, shall consult with the other party and shall enter into only such settlement or compromise or consent to the entry of any judgment as the other party shall consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required if (a) there is a full release of the Indemnified Party and (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. An Indemnifying Party shall not be liable for any settlement, compromise or judgment entered into by the Indemnified Party not made in accordance with the preceding sentence. Notwithstanding the rights of Sellers under this Section 11.5 with respect to the defense of claims, the Buyer shall control any environmental remediation performed at the Channelview Facility, and shall have the right to take any action required, in Buyer’s reasonable judgment, by prudent environmental management and plant operation. Notwithstanding anything to the contrary in this Section 11.5, the Parties shall jointly control any Tax Proceeding involving Taxes attributable to a Straddle Period.

     11.6. Manner of Payment. Except as otherwise provided herein, any payment with respect to an indemnification obligation owing hereunder shall be made by wire transfer of immediately available funds to an account designated by such indemnified party, within ten (10) days after determination thereof.
ARTICLE 12
MISCELLANEOUS
     12.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally to, or mailed by registered or certified mail (return receipt requested) if and when received by, or sent via facsimile if and when received by, the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Sellers, to:
Reliant Energy Channelview LP
Reliant Energy Services, Inc.
1000 Main Street, 12th Floor
Houston, Texas 77002
Attention: General Counsel
Facsimile: (713) 537-7465
With a copy to:
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attention: Michael S. Shenberg
Facsimile: (212) 806-6006
If to Buyer, to:
Kelson Energy IV LLC
6700 Alexander Bell Drive
Columbia, Maryland 21046
Attention: President
Facsimile: (410) 872-9460
With a copy to:
Dickstein Shapiro LLP
1825 Eye Street, N.W.
Washington, DC 20006
Attention: Larry F. Eisenstat, Patrick W. Lynch
Facsimile: (202) 420-2201

     12.2. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     12.3. Assignment. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of Law or otherwise by any Party hereto without the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed; provided that Buyer may assign its rights and interests hereunder (but not any of its obligations) to (i) any Affiliate, or (ii) any persons providing financing to Buyer in connection with the transactions contemplated hereby. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     12.4. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
     12.5. Jurisdiction. For so long as Sellers are subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Sellers are no longer subject to the jurisdiction of the Bankruptcy Court, any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought exclusively in the courts of the State of New York sitting in New York County or of the United States for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties consents to the jurisdiction of those courts. Each of the Parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or the transactions contemplated hereby.
     12.6. Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile and/or electronic transmission, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     12.7. Amendments; Extensions.
          (a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
          (b) At any time a Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the covenants or agreements of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     12.8. Entire Agreement. This Agreement, the Confidentiality Agreement and the other agreements contemplated hereby constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder except as expressly provided otherwise in Section 7.1(b), Section 7.5, Section 7.10, Section 7.14 and Article 11.
     12.9. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy (including any term or provision of Section 12.5), then such term or provision shall be severed from the remaining terms and provisions of this Agreement (including the remaining terms and provisions of Section 12.5), and such remaining terms and provisions shall nevertheless remain in full force and effect.
     12.10. Joint and Several. Each Seller shall be jointly and severally liable for the payment and performance of all “Seller” obligations and liabilities hereunder.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RELIANT ENERGY CHANNELVIEW LP
By:	Reliant Energy Channelview (Texas) LLC,
General Partner of Reliant Energy Channelview LP

By:	/s/ Andrew C. Johannesen
	Name:	Andrew C. Johannesen
	Title:	Vice President and Treasurer

RELIANT ENERGY SERVICES CHANNELVIEW LLC
By:	Reliant Energy Services, Inc.,
Manager of Reliant Energy Services Channelview LLC

By:	/s/ Andrew C. Johannesen
	Name:	Andrew C. Johannesen
	Title:	Vice President and Treasurer

KELSON ENERGY IV LLC
By:	/s/ Neal Cody
	Name:	Neal Cody
	Title:	President